QuickLinks -- Click here to rapidly navigate through this document

Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
 The DeWolfe Companies, Inc.
at
 $19.00 Net Per Share
by
 Timber Acquisition Corporation
an indirect wholly owned subsidiary of
 Cendant Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
CITY TIME, ON WEDNESDAY, SEPTEMBER 11, 2002, UNLESS THE OFFER IS EXTENDED.

        THE OFFER (AS DEFINED HEREIN) IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF AUGUST 12, 2002 (THE "MERGER AGREEMENT"), BY AND AMONG NRT INCORPORATED ("PARENT"), TIMBER ACQUISITION CORPORATION ("PURCHASER") AND THE DEWOLFE COMPANIES, INC. (THE "COMPANY"). THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, (1) HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) HAS APPROVED THE MERGER AGREEMENT, THE TENDER AND VOTING AGREEMENTS (AS DEFINED HEREIN), THE OPTION AGREEMENT (AS DEFINED HEREIN) AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) TO PURCHASER PURSUANT TO THE OFFER.

        THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER, THAT NUMBER OF SHARES THAT, TOGETHER WITH THE SHARES THEN OWNED BY PARENT OR PURCHASER, REPRESENTS AT LEAST TWO-THIRDS OF THE SHARES OUTSTANDING ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE.

IMPORTANT

        Any stockholder who desires to tender all or any portion of such stockholder's Shares should either (i) complete and sign the Letter of Transmittal or a facsimile copy thereof in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to the Letter of Transmittal, mail or deliver the Letter of Transmittal or such facsimile copy and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or facsimile or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase prior to the expiration of this Offer or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

        Any stockholder who desires to tender Shares and whose certificates for such Shares are not immediately available, or who cannot comply in a timely manner with the procedure for book-entry transfer described herein, may tender such Shares by following the procedure for guaranteed delivery set forth in Section 3—"Procedure for Tendering Shares" of this Offer to Purchase.

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer materials may be directed to Mellon Investor Services LLC (the "Information Agent") or Credit Suisse First Boston Corporation ("Credit Suisse First Boston" or the "Dealer Manager") at their respective locations and telephone numbers set forth on the back cover of this Offer to Purchase. You may also contact your brokers, dealers, commercial banks, trust companies or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

August 14, 2002

SUMMARY TERM SHEET

        Timber Acquisition Corporation is offering to purchase all of the outstanding shares of common stock of The DeWolfe Companies, Inc. for $19.00 per share in cash. The following are some of the questions you may have as a stockholder of The DeWolfe Companies, Inc. and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my shares? Why?

        Our name is Timber Acquisition Corporation and we are the purchaser in the offer. We are a Massachusetts corporation formed for the purpose of making a tender offer for all of the common stock of The DeWolfe Companies, Inc. We are a wholly owned subsidiary of NRT Incorporated, a Delaware corporation, and an indirect wholly owned subsidiary of Cendant Corporation, a Delaware corporation. This tender offer is the first step in our plan to acquire all of the outstanding shares of The DeWolfe Companies, Inc. on the terms provided for in the merger agreement. See "Introduction" to this Offer to Purchase and Section 9—"Certain Information Concerning Purchaser, Parent and Cendant."

What shares are being sought in the offer?

        We are seeking to purchase all of the outstanding shares of common stock of The DeWolfe Companies, Inc. See "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer."

What is the purpose of the offer?

        The purpose of the offer is to enable us to acquire at least two-thirds of the outstanding shares of The DeWolfe Companies, Inc. on a fully diluted basis. Following the completion of the offer, and assuming the satisfaction of the closing conditions contained in the merger agreement, we intend to acquire the remaining capital stock of The DeWolfe Companies, Inc. that was not acquired in the offer in a merger transaction. See "Introduction" to this Offer to Purchase and Section 1—"Terms of the Offer" and Section 12—"Purpose of the Offer; Stockholder Approval; Appraisal Rights; Plans for the Company."

How much are you offering to pay? What is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $19.00 per share, net to you, in cash. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        NRT Incorporated, our parent company, will provide us with sufficient funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger, which is expected to follow the completion of the offer. NRT Incorporated, in turn, will receive a contribution of such funds from Cendant Corporation, its parent company. The offer is not conditioned upon any financing arrangements. See Section 10—"Source and Amount of Funds."

i

Is your financial condition relevant to my decision to tender in the offer?

        We do not think that our financial condition is relevant to your decision to tender shares and accept the offer because:

  •
  the offer is being made for all outstanding shares solely for cash;

  •
  the offer is not subject to any financing condition; and

  •
  if we consummate the offer, we will acquire all remaining shares for the same cash price in the merger as in the offer.

        See Section 10—"Source and Amount of Funds."

How long do I have to decide whether to tender in the offer?

        You will have at least until 12:00 midnight, New York City time, on Wednesday, September, 11, 2002, to decide whether to tender your shares in the offer. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1—"Terms of the Offer" and Section 3—"Procedure for Tendering Shares."

Can the offer be extended and under what circumstances?

        Yes. The offer may be extended for varying lengths of time depending on the circumstances. Specifically, we have agreed in the merger agreement that:

  •
  We may, at our discretion, extend the expiration date of the offer if any of the conditions to our obligation to accept for payment and pay for shares tendered into the offer have not been satisfied or waived by us.

  •
  We may, at our discretion, extend the expiration date of the offer for up to 10 business days if fewer than 90% of the outstanding shares are tendered; our extension under these circumstances would constitute our waiver of most of the conditions of the offer.

  •
  We may, at our discretion, elect to provide a subsequent offering period of three to 20 business days, beginning after we have purchased shares tendered in the offer. During a subsequent offering period, stockholders may tender, but not withdraw, their shares and receive the offer consideration.

  •
  We may extend the expiration date of the offer upon an increase in the offer price for the shares as provided under federal securities laws.

        See Section 1—"Terms of the Offer."

How will I be notified if the offer is extended?

        If we extend the offer, we will inform Mellon Investor Services LLC, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the offer?

  •
  We are not obligated to purchase any shares which are validly tendered and not withdrawn unless that number of shares which, together with the shares then owned by us or NRT Incorporated, represents at least two-thirds of the outstanding shares of The DeWolfe Companies, Inc. on a fully diluted basis, assuming the exercise of all options, warrants, rights and convertible securities outstanding at the time of acceptance for payment of the shares in the offer. We call this condition the "Minimum Condition."

  •
  We are not obligated to purchase any shares which are validly tendered if, among other things, there is an event or occurrence which has, or is reasonably likely to have, a material adverse effect on The DeWolfe Companies, Inc. or its business.

  •
  We are not obligated to purchase shares which are validly tendered if the board of directors of The DeWolfe Companies, Inc. withdraws its recommendation of the offer and merger.

        The offer is subject to a number of other conditions. We can waive some of the conditions to the offer without the consent of The DeWolfe Companies, Inc. We cannot, however, waive the Minimum Condition. See Section 14—"Certain Conditions of the Offer."

How do I tender my shares?

        To tender shares, the certificates representing your shares, together with a completed Letter of Transmittal, must be received by Mellon Investor Services LLC, the depositary for the offer, no later than the time the tender offer expires. If your shares are held in street name, the shares can be tendered by your nominee to Mellon Investor Services LLC. If you are unable to deliver any required document or instrument to the depositary by the expiration of the tender offer, you may gain some extra time by having a broker, a bank or other fiduciary which is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three American Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period or else your shares will not be validly tendered. See Section 3—"Procedure for Tendering Shares."

Until what time can I withdraw previously tendered shares?

        You can withdraw shares at any time until the offer has expired. If we have not agreed to accept your shares for payment by October 13, 2002, you can withdraw them at any time after such time until we accept them for payment. This right to withdraw will not apply to any subsequent offering period. See Section 1—"Terms of the Offer" and Section 4—"Withdrawal Rights."

How do I withdraw previously tendered shares?

        To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4—"Withdrawal Rights."

What does the board of directors of The DeWolfe Companies, Inc. think of the offer?

        We are making the offer pursuant to our merger agreement with The DeWolfe Companies, Inc., which has been approved by the board of directors of The DeWolfe Companies, Inc. The board of directors of The DeWolfe Companies, Inc. unanimously approved the merger agreement, our tender offer and the proposed merger of us with The DeWolfe Companies, Inc. The board of directors of The DeWolfe Companies, Inc. also has unanimously determined that the merger agreement, the tender offer and the proposed merger, taken together, are advisable, fair to and in the best interests of stockholders and has recommended that stockholders tender their shares. See the "Introduction" to this Offer to Purchase and Section 11—"Background of the Offer."

Have any stockholders of The DeWolfe Companies, Inc. agreed to tender their shares?

        Yes. Stockholders owning approximately 72% of the outstanding shares of The DeWolfe Companies, Inc. have agreed to tender their shares in the offer. See "Introduction" to this Offer to Purchase and Section 13—"The Merger Agreement and Other Relevant Agreements."

If at least two-thirds of the shares are tendered and accepted for payment, will The DeWolfe Companies, Inc. continue as a public company?

        No. Following the purchase of shares in the offer, we expect to merge with The DeWolfe Companies, Inc. If the merger takes place, all of the outstanding shares of The DeWolfe Companies, Inc. (with certain exceptions) will be converted into the right to receive $19.00 per share in cash, and The DeWolfe Companies, Inc. will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares that the common stock of The DeWolfe Companies, Inc. will no longer be eligible to be traded on the American Stock Exchange, there may not be a public trading market for the stock of The DeWolfe Companies, Inc., and The DeWolfe Companies, Inc. may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7—"Effect of the Offer on the Market for the Shares; American Stock Exchange Listing; Exchange Act Registration; Margin Regulations."

Will the tender offer be followed by a merger if all of the shares of The DeWolfe Companies, Inc. are not tendered in the offer?

        If we accept for payment and pay for at least two-thirds but less than 90% of the outstanding shares of The DeWolfe Companies, Inc., subject to the merger agreement, we intend to be merged with and into The DeWolfe Companies, Inc. The merger is dependent on the affirmative vote of stockholders of The DeWolfe Companies, Inc. that own at least two-thirds of the shares outstanding on the record date set for determining which stockholders are entitled to vote on the merger. If the merger takes place, NRT Incorporated, our parent company, will own all of the shares of the Company and all other persons who were stockholders of The DeWolfe Companies, Inc. immediately prior to the merger (other than us, and other than stockholders who are entitled to and properly exercise appraisal rights) will receive $19.00 per share in cash (or any other higher price per share which may be paid in the offer). See "Introduction" to this Offer to Purchase.

If I decide not to tender, how will the offer affect my shares?

        If the merger described above takes place, stockholders not tendering in the offer (except for dissenting stockholders who have properly exercised their appraisal rights) will receive the same amount of cash per share which they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. However, if the merger does not take place because fewer than two-thirds of the shares have been tendered, but we decide and are entitled to purchase the shares tendered anyway, the number of stockholders and number of shares of The DeWolfe Companies, Inc. which are still in the hands of the public may be so small that there no longer may be an active public trading market (or, possibly, any public trading market) for the common stock of The DeWolfe Companies, Inc. Also, as described above, The DeWolfe Companies, Inc. may cease making filings with the Securities and Exchange Commission or otherwise be required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See "Introduction" to this Offer to Purchase and Section 7—"Effect of the Offer on the Market for Shares; American Stock Exchange Listing; Exchange Act Registration; Margin Regulations."

        Appraisal rights are available only in connection with the merger and not in connection with the offer. There are no appraisal or dissenters' rights in connection with the offer. See Section 12—"Purpose of the Offer; Stockholder Approval; Appraisal Rights; Plans for the Company."

What is the market value of my shares as of a recent date?

        On August 9, 2002, the last trading day before we announced the tender offer and the possible subsequent merger, the last sale price of the common stock of The DeWolfe Companies, Inc. reported on the American Stock Exchange was $9.11 per share. On August 13, 2002, the last full day prior to commencement of the offer, the last sale price of the common stock of The DeWolfe Companies, Inc. reported on the American Stock Exchange was $18.85 per share. We advise you to obtain a recent quotation for shares of the common stock of The DeWolfe Companies, Inc. in deciding whether to tender your shares. See Section 6—"Price Range of the Shares; Dividends on the Shares."

Who can I talk to if I have questions about the tender offer?

        You may call Mellon Investor Services LLC at (888) 628-0006 (toll-free) or Credit Suisse First Boston at (800) 881-8320 (toll-free). Mellon Investor Services LLC is acting as the information agent and Credit Suisse First Boston is acting as dealer manager for our tender offer. See the back cover of this Offer to Purchase.

v

To the Holders of Common Stock of
The DeWolfe Companies, Inc.:

INTRODUCTION

        Timber Acquisition Corporation, a Massachusetts corporation ("Purchaser") and wholly owned subsidiary of NRT Incorporated, a Delaware corporation ("Parent"), and an indirect wholly owned subsidiary of Cendant Corporation, a Delaware corporation ("Cendant"), hereby offers to purchase all outstanding shares (the "Shares") of common stock, par value $0.01 per share (the "Common Stock"), of The DeWolfe Companies, Inc., a Massachusetts corporation (the "Company"), at a price of $19.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

        Tendering stockholders whose Shares are registered in their own names and who tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Purchaser will pay all fees and expenses incurred in connection with the Offer of Credit Suisse First Boston, which is acting as the dealer manager (the "Dealer Manager"), and Mellon Investor Services LLC, which is acting as the information agent (in such capacity, the "Information Agent") and depositary (in such capacity, the "Depositary"). See Section 16—"Fees and Expenses."

        The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares that, together with the Shares then owned by Parent or Purchaser, represents at least two-thirds of the Shares outstanding on a fully diluted basis, assuming the exercise of all options, warrants, rights and convertible securities outstanding at the time of acceptance of the Shares for payment in the Offer (the "Minimum Condition"). See Section 14—"Certain Conditions of the Offer."

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated August 12, 2002 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions to the merger contemplated by the Merger Agreement (the "Merger"), Purchaser will be merged with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent, or if Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the Company will be merged with and into Purchaser, with Purchaser continuing as the surviving corporation. The corporation surviving the Merger is sometimes herein referred to as the "Surviving Corporation." At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent, Purchaser, the Company, or any wholly-owned subsidiary of Parent or the Company and other than shares held by stockholders who are entitled to and properly exercise appraisal rights) will be converted into the right to receive $19.00 per Share, net to the seller in cash, or any higher price per Share paid in the offer (such price, being referred to herein as the "Offer Price"), without interest. The Merger Agreement is more fully described in Section 13—"The Merger Agreement and Other Relevant Agreements."

        The Company has informed Purchaser that, as of July 31, 2002, there were (i) 5,730,225 Shares issued and outstanding, of which 436,677 Shares were issued and held in the Company's treasury; and (ii) outstanding options to purchase an aggregate of 3,141,316 Shares under the Company's stock plans and certain option agreements. Based on the foregoing, and assuming that no Shares are issued after July 31, 2002, the Minimum Condition will be satisfied if at least 3,820,150 Shares are validly tendered and not withdrawn prior to the expiration of the Offer (assuming that all options to acquire Shares are converted into cash immediately prior to the acceptance of Shares for payment in the Offer). If the Minimum Condition is satisfied and Purchaser accepts for payment the Shares tendered pursuant to the Offer, Purchaser will be able to elect a majority of the members of the Company's board of directors and to effect the merger without the affirmative vote of any other stockholder of the Company. See Section 12—"Purpose of the Offer; Stockholder Approval; Appraisal Rights; Plans for the Company."

        As a condition and inducement to Parent's and Purchaser's entering into the Merger Agreement, certain stockholders of the Company (each, a "Stockholder"), who together hold dispositive power with respect to 4,112,903 Shares, entered into Tender and Voting Agreements (each a "Tender and Voting Agreement"), dated August 12, 2002, with Parent and Purchaser. Pursuant to the Tender and Voting Agreements, each Stockholder has agreed, among other things, to tender such Stockholder's Shares in the Offer, and to grant Parent a proxy with respect to the voting of such Stockholder's Shares in favor of the Merger. In addition, in the Tender and Voting Agreements, each Stockholder has granted Parent an option (the "Option") to purchase all Shares beneficially owned or controlled by such Stockholder as of the date of the Tender and Voting Agreements, or beneficially owned or controlled by such Stockholder (including, without limitation, by way of exercise of options, warrants or other rights to purchase common stock or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise), which Option is generally exercisable in the event that a Stockholder either does not tender the Shares into the Offer or withdraws any Shares so tendered prior to termination of the applicable Tender and Voting Agreement. Certain Tender and Voting Agreements provide that such agreements shall terminate immediately upon the termination of the Merger Agreement. See Section 13—"The Merger Agreement and Other Relevant Agreements."

        THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, (1) HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (2) HAS APPROVED THE MERGER AGREEMENT, THE TENDER AND VOTING AGREEMENTS, THE OPTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND (3) RECOMMENDS THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

        Houlihan Lokey Howard & Zukin, the Company's financial advisor ("Houlihan Lokey"), has delivered to the Company's board of directors its written opinion, dated August 12, 2002, to the effect that, as of such date, based on and subject to certain matters stated in such opinion, the $19.00 per Share cash consideration to be received in the Offer and the Merger, taken together, by the Company's public stockholders was fair, from a financial point of view, to such holders. The full text of Houlihan Lokey's opinion is set forth as an Exhibit to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders of the Company with this Offer to Purchase. Stockholders are urged to read the Schedule 14D-9 and such opinion carefully in their entirety.

        Consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including the approval and adoption of the Merger Agreement by the affirmative vote of the holders of two-thirds of the outstanding Shares, if required by applicable law in order to consummate the Merger. See Section 15—"Certain Legal Matters." If Purchaser acquires at least 90% of the outstanding Shares, Purchaser will be able to consummate the Merger without a vote of the Company's stockholders. In such event, Parent, Purchaser and the Company have agreed in the Merger Agreement to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance and payment for Shares by Purchaser pursuant to the Offer, in accordance with Section 82 of the Massachusetts Business Corporation Law (the "MBCL").

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

        1.    Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer, Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4—"Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, September 11, 2002, unless and until, in accordance with the terms of the Merger Agreement, Purchaser extends the period of time for which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, expires.

        The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition, the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the other conditions set forth in Section 14—"Certain Conditions of the Offer." The waiting period imposed by the HSR Act expired on August 8, 2002. If any other conditions are not satisfied prior to the Expiration Date, Purchaser reserves the right to (i) decline to purchase any of the Shares tendered and terminate the Offer, (ii) waive any of the conditions to the Offer, to the extent permitted by applicable law, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "SEC") to the Offer, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares, retain the Shares which will have been tendered during the period or periods for which the Offer is open or extended or (iv) amend the Offer.

        Subject to the terms of the Merger Agreement, Purchaser may (i) extend the Offer and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) amend the Offer by giving oral or written notice of such amendment to the Depositary. Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof. In the case of an extension, such announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of Purchaser under such Rule or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        The Merger Agreement provides that, except as described below, Purchaser will not, without the prior written consent of the Company, (i) amend or waive the Minimum Condition, (ii) decrease the Offer Price or change the form of consideration payable in the Offer (other than by adding consideration), (iii) decrease the number of Shares sought to be purchased in the Offer, (iv) impose additional conditions to the Offer, (v) extend the Offer beyond that date that is 20 business days after commencement of the Offer or the last day of the last extension, if any, of the Offer, whichever is later, except as provided in the Merger Agreement or (vi) amend any condition of the Offer described in Section 14—"Certain Conditions of the Offer" in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, (a) if on the then scheduled Expiration Date, all Offer Conditions required by the Merger Agreement have not been satisfied or waived, Purchaser may, from time to time, in its sole discretion, extend the Offer for one or more periods as Purchaser may determine provided that no such extension or extensions may be made after the earlier of (1) the date on which all Offer Conditions have been satisfied or waived and (2) the Termination Date, (b) Purchaser may, in its sole discretion, provide a "Subsequent Offering Period" in accordance with Rule 14d-11 under the Exchange Act, and (c) if on the then scheduled Expiration Date, there have not been tendered at least 90% of the outstanding Shares, Purchaser may, in its sole discretion and notwithstanding the prior satisfaction of the Offer Conditions, extend the Offer on one or more occasions for an aggregate period of not more than 10 business days; provided, that during such extension or extensions pursuant to this clause (c), Purchaser will waive the Offer Conditions other than the Minimum Condition and other than the conditions set forth in paragraphs (d)(i) or (d)(ii) of Section 14—"Certain Conditions of the Offer" to this Offer to Purchase. In addition, Purchaser may increase the Offer Price and extend the Offer to the extent required by any rule, regulation, interpretation or position of the SEC or the staff thereof or any period required by applicable law, in each case in its sole discretion and without the Company's consent.

        A Subsequent Offering Period would be an additional period of time from three to 20 business days in length, following the expiration of the Offer, during which stockholders may tender Shares for the Offer Price. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period if, among other things, (i) the Offer remained open for a minimum of 20 business days and has expired, (ii) all conditions to the Offer are deemed satisfied or waived by Purchaser on or before the Expiration Date, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer prior to the Expiration Date, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period and (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period.

        In a public release, the SEC expressed the view that the inclusion of a Subsequent Offering Period would constitute a material change to the terms of the Offer requiring Purchaser to disseminate new information to stockholders in a manner reasonably calculated to inform them of such change sufficiently in advance of the Expiration Date (generally five business days). The SEC, however, has stated that such advance notice may not be required under certain circumstances. In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the SEC. Purchaser does not currently intend to include a Subsequent Offering Period in the Offer, although it reserves the right to do so in its sole discretion. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights apply to Shares tendered during a Subsequent Offering Period, and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. During a Subsequent Offering Period, Purchaser will promptly purchase and pay for all Shares tendered at the same price paid in the Offer. In addition, Purchaser may increase the Offer Price and extend the Offer to the extent required by law in connection with such increase, in each case in its sole discretion and without Company's consent. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

        If Purchaser extends the Offer, or if Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in Section 4—"Withdrawal Rights." However, the ability of Purchaser to delay the payment for Shares which Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

        If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In the SEC's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

        PURSUANT TO RULE 14D-7 UNDER THE EXCHANGE ACT, NO WITHDRAWAL RIGHTS APPLY DURING THE SUBSEQUENT OFFERING PERIOD. FURTHERMORE, THE SAME CONSIDERATION, THE OFFER PRICE, WILL BE PAID TO STOCKHOLDERS TENDERING SHARES IN A SUBSEQUENT OFFERING PERIOD, IF ONE IS INCLUDED, AS IN THE OFFER.

        The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record holders of Shares and will be furnished by Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

        2.    Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 4—"Withdrawal Rights." Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay acceptance for payment for Shares in order to comply with any applicable law. See Section 15—"Certain Legal Matters."

        In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates evidencing Shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3—"Procedure for Tendering Shares," (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. The per share consideration paid to any holder of Common Stock pursuant to the Offer will be the highest per Share consideration paid to any other holder of such Shares pursuant to the Offer.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders.

        If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (including such rights as are set forth in Section 1—"Terms of the Offer" and

Section 14—"Certain Conditions of the Offer") (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 4—"Withdrawal Rights."

        UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

        If any tendered Shares are not purchased pursuant to the Offer for any reason, share certificates will be returned, without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3—"Procedure for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or in part, to Parent or to any affiliate of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

        3.    Procedure for Tendering Shares.

        Valid Tender.    For a stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal), and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, except with respect to any Subsequent Offering Period, and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date or (ii) the tendering stockholder must, prior to the Expiration Date, comply with the guaranteed delivery procedures set forth below.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date (except with respect to a Subsequent Offering Period, if one is provided), or the tendering stockholder must comply with the guaranteed delivery procedures described below.

        The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. For Shares to be validly tendered during any Subsequent Offering Period, the tendering stockholder must comply with the foregoing procedures except that the required documents and certificates must be received during the Subsequent Offering Period.

        THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3 includes any participant in the Book Entry Transfer Facility's systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agent's Medallion Program, or by any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or a Share Certificate not tendered or not accepted for payment is to be returned to a person other than the registered holder of the Share Certificate surrendered, then the tendered Share Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the Share Certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such stockholder's tender may be effected if all the following conditions are met:

  (a)
  such tender is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

  (c)
  the Share Certificates (or a Book-Entry Confirmation), in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the American Stock Exchange (the "AMEX") is open for business.

        The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery made available by Purchaser.

        Other Requirements.    Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates (or a timely Book-Entry Confirmation), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        Appointment.    By executing the Letter of Transmittal (or facsimile thereof) (or, in the case of a book-entry transfer, an Agent's Message in lieu of a Letter of Transmittal), the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of Purchaser, Parent, the Depositary, the Information Agent, the Company, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Subject to the terms of the Merger Agreement, Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto and any other related documents) will be final and binding.

        Backup Withholding.    Under the "backup withholding" provisions of United States federal income tax law, unless a tendering holder of Shares (the "Payee") satisfies the conditions described in Instruction 8 of the Letter of Transmittal or is otherwise exempt, the cash payable as a result of the Offer may be subject to backup withholding tax. To prevent backup withholding, each Payee should provide the Depositary with such holder's correct taxpayer identification number ("TIN") and certify that such holder is a U.S. person and is not subject to backup withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Certain foreign holders should complete and sign a Form W-8BEN (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

        4.    Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Except as provided below with respect to a Subsequent Offering Period, Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by Purchaser pursuant to the Offer, may also be withdrawn at any time after October 13, 2002.

        For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3—"Procedure for Tendering Shares," any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3—"Procedure for Tendering Shares" any time prior to the Expiration Date.

        No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period under Rule 14d-11 of the Exchange Act, and no withdrawal rights apply during a Subsequent Offering Period under Rule 14d-11 with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, Parent, Cendant, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        5.    Certain United States Federal Income Tax Consequences.

        The following is a general summary of certain United States federal income tax consequences of the Offer and the Merger to holders of Shares whose Shares are, respectively, sold pursuant to the Offer or converted into the right to receive cash in the Merger. This discussion is for general information purposes only and does not address all aspects of United States federal income taxation that may be relevant to particular holders of Shares in light of their specific investment or tax circumstances. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion applies only to holders who hold Shares as "capital assets" within the meaning of Section 1221 of the Code and may not apply to holders who acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation. In addition, this discussion does not apply to certain types of holders subject to special tax rules including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, and broker dealers or persons who hold their Shares as a part of "straddle," "hedge," "conversion transaction," "synthetic security" or other integrated investment. The tax consequences of the Offer and the Merger to holders who hold their Shares through a partnership or other pass-through entity generally will depend upon such holder's status for United States federal income tax purposes. This discussion does not address the United States federal income tax consequences to a holder that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any state, local or foreign income tax or other tax laws. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR REGARDING THE SPECIFIC UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER IN LIGHT OF SUCH HOLDER'S SPECIFIC TAX SITUATION.

        The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under state, local, or foreign tax laws. In general, a holder who receives cash in exchange for Shares pursuant to the Offer or the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's tax basis in the Shares exchanged. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if such Shares have been held for more than one year at the time of disposition.

        A holder whose shares are purchased in the Offer may be subject to backup withholding at the Withholding Rate unless certain information is provided to the Depositary or an exemption applies. See Section 3—"Procedure for Tendering Shares."

        6.    Price Range of the Shares; Dividends on the Shares.

        Price Range of the Shares.    The Shares have been traded on the American Stock Exchange under the symbol "DWL" since September 25, 1992. The following table sets forth, for each of the periods indicated, the high and low reported closing sales prices per Share on the American Stock Exchange based on published financial sources. The figures reported below give effect to a 3 for 2 stock split effected by the Company on March 28, 2002.

	High	Low
Fiscal Year Ended December 31, 2000
Third Quarter	$5.38	$4.83
Fourth Quarter	5.83	4.71
Fiscal Year Ended December 31, 2001
First Quarter	6.08	5.00
Second Quarter	5.21	4.93
Third Quarter	6.07	4.47
Fourth Quarter	7.30	5.40
Fiscal Year Ending December 31, 2002
First Quarter	18.20	7.30
Second Quarter	16.84	8.76

        On August 9, 2002, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the last reported sales price of the Shares on the American Stock Exchange was $9.11 per Share. On August 13, 2002, the last full trading day prior to the commencement of the Offer, the last reported sales price of the Shares on the American Stock Exchange was $18.85 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

        Dividends on the Shares.    According to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, the Company announced a 3 for 2 stock split in the form of a stock dividend in the first quarter of fiscal year 2002, payable to its stockholders on March 28, 2002. According to the Company's Annual Report on Form 10-K for the year ended December 31, 2001, the Company declared a special cash dividend of $0.20 per common share in the fourth quarter of fiscal year 2001, payable to its stockholders on January 3, 2002. The Company declared a special cash dividend of $0.18 per common share in the fourth quarter of fiscal year 2000, payable to its stockholders on January 3, 2001. Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent.

        7.    Effect of the Offer on the Market for the Shares; American Stock Exchange Listing; Exchange Act Registration; Margin Regulations.

        Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public.

        American Stock Exchange Listing.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the American Stock Exchange. The Shares would be delisted if the number of Shares purchased pursuant to the Offer reduces the number of publicly held Shares to a number less than that required under the American Stock Exchange's minimum listing criteria. The American Stock Exchange will normally consider suspending dealings in or delisting a security where an issuer does not have (i) at least 200,000 publicly held shares, (ii) at least 300 public stockholders, (iii) an aggregate market value of at least $1,000,000 or (iv) stockholders' equity of at least $2,000,000, $4,000,000 or $6,000,000 (depending on the profitability levels during the issuer's five most recent fiscal years).

        In the event that the Shares no longer meet the requirements for listing on the American Stock Exchange, it is possible that the Shares would continue to trade in the over-the-counter market and that price or other quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon such factors as (i) the number of holders and/or the aggregate market value of such Shares remaining at such time, (ii) the interest in maintaining a market in such Shares on the part of securities firms, (iii) the possible termination of registration of such Shares under the Exchange Act, as described below, and (iv) other factors. The Company cannot predict whether a reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices of Shares to be greater or less than the Offer Price.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act, assuming there are no other securities of the Company subject to registration, would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) or 14(c) in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

If the American Stock Exchange listing and the Exchange Act registration of the Shares are not terminated prior to the Merger, then the Shares will be delisted from the American Stock Exchange and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

        Margin Regulations.    The Shares currently are "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be "margin securities."

        8.    Certain Information Concerning the Company.

        The Company is a Massachusetts corporation with its principal executive offices at 80 Hayden Avenue, Lexington, Massachusetts 02421. The telephone number of the Company at such offices is (781) 863-5858. The Company was incorporated in 1984. Its predecessor, The DeWolfe Company, Inc., was incorporated in 1975 as the successor to a real estate brokerage business originally founded in 1949 by the family of the Company's Chairman and Chief Executive Officer, Richard B. DeWolfe. The Company is a provider of homeownership services in Massachusetts, New Hampshire, Maine, Connecticut and Rhode Island. The Company provides sales and marketing services to consumers in connection with residential real estate transactions, originates and services residential mortgage loans, markets insurance products, and provides corporate and employee relocation and related services to a variety of clients.

        Selected Financial Information.    Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 2001, 2000 and 1999 and on Form 10-Q for the quarterly period ended June 30, 2002. More comprehensive financial information is included in such reports and in other documents filed by the Company with the SEC. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the SEC in the manner set forth below.

THE DEWOLFE COMPANIES, INC.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(in thousands, except per share data)

	Six Months Ended June 30,	Fiscal Year Ended December 31,
	2002	2001	2000	1999
Operating Data:
Net revenues	$41,137	$79,775	$71,095	$64,720
Net operating income	3,585	11,255	9,583	8,656
Net earnings	2,140	6,616	1,738	4,984
Diluted earnings per share.	0.30	1.76	0.48	1.41
Balance Sheet Data:
Total assets	$116,060	$117,278	$67,012	$65,281
Total liabilities	87,721	91,145	47,948	47,582
Stockholders' equity	28,339	26,133	19,064	17,699

        Available Information.    The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company that have been filed via the EDGAR System. Copies of such information should be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such material should also be available for inspection at the offices of the American Stock Exchange, located at 88 Trinity Place, 5th Floor, Library, New York, New York 10006.

        The information concerning the Company contained in this Offer to Purchase, including that set forth above under the caption "Selected Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or Purchaser.

        9.    Certain Information Concerning Purchaser, Parent and Cendant.

        Purchaser is a Massachusetts corporation with its principal executive offices at c/o NRT Incorporated, 339 Jefferson Road, Parsippany, New Jersey 07054. The telephone number of Purchaser at such offices is (973) 240-5000. Purchaser is a wholly-owned subsidiary of Parent and an indirect wholly owned subsidiary of Cendant and was formed for the purpose of making a tender offer for all of the outstanding Shares.

        Parent is a Delaware corporation with its principal executive offices at 339 Jefferson Road, Parsippany, New Jersey 07054. The telephone number of Parent at such offices is (973) 240-5000. Parent is a wholly-owned subsidiary of Cendant. Parent is one of the largest real estate brokerage firms in the United States. Parent owns and operates real estate brokerage companies in 24 of the nation's largest metropolitan areas, doing business under real estate brand names such as COLDWELL BANKER®, CENTURY 21® and ERA®.

        Cendant is a Delaware corporation with its principal executive offices at 9 West 57th Street, New York, New York 10019. The telephone number of Cendant at such offices is (212) 413-1800. Cendant is one of the foremost providers of travel and real estate services in the world. Cendant operates in five business segments—Real Estate Services, Hospitality, Vehicle Services, Travel Distribution and Financial Services. Cendant businesses provide a wide range of consumer and business services which are intended to complement one another and create cross-marketing opportunities both within each segment and between segments. Cendant's Real Estate Services segment franchises real estate brokerage businesses, provides home buyers with mortgages and assists in employee relocations. Cendant's Hospitality segment franchises hotel businesses and facilitates the sale and exchange of vacation ownership interests. Cendant's Vehicle Services segment operates and franchises car rental businesses, provides fleet management services to corporate clients and government agencies and operates parking facilities in the United Kingdom. Cendant's Travel Distribution segment provides global distribution and computer reservation services to airlines, hotels and car rental companies as well as other travel services through Cendant Travel and CheapTickets. Additionally, Cendant issues tickets through Galileo International and provides reservations processing through WizCom. Cendant's Financial Services segment provides marketing strategies primarily to financial institutions by offering an array of financial and insurance-based products to consumers, franchises tax preparation service businesses and provides consumers with access to a variety of discounted products and services.

        As a franchisor of hotels, residential and commercial real estate brokerage offices, car rental operations and tax preparation services, Cendant licenses the owners and operators of independent businesses the right to use its brand names. Cendant does not own or operate hotels, real estate brokerage offices or tax preparation offices. Instead, Cendant provides its franchisees with services designed to increase their revenue and profitability.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Cendant, Parent and Purchaser are set forth in Schedule I hereto.

        Except as described in this Offer to Purchase or Schedule I to this Offer to Purchase (a) none of Purchaser, Parent, Cendant or, to the knowledge of Purchaser, Parent and Cendant, any of the persons listed in Schedule I or any associate or majority-owned subsidiary of Purchaser, Parent or Cendant or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of the Company; and (b) none of Purchaser, Parent, Cendant or, to the knowledge of Purchaser, Parent and Cendant, any of the persons or entities referred to in clause (a) above or any of their executive officers, directors or subsidiaries has effected any transaction in the Shares or any other equity securities of the Company during the past 60 days.

        Except as provided by the Merger Agreement or as described in this Offer to Purchase, none of Purchaser, Parent, Cendant nor, to the knowledge of Purchaser, Parent and Cendant, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase or in Item 3 of the Schedule TO (as defined below) to which this Offer to Purchase is an exhibit, none of Purchaser, Parent, Cendant or, to the best knowledge of Purchaser, Parent and Cendant, any of the persons listed on Schedule I to this Offer to Purchase, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contracts, negotiations or transactions between Cendant or any of its subsidiaries or, to the best knowledge of Purchaser, Parent and Cendant, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

        On June 14, 2000, the Securities and Exchange Commission (the "SEC") instituted and simultaneously settled an administrative proceeding, Administrative Proceeding File No. 3-10225, against Cendant in connection with certain accounting irregularities at the former CUC International, Inc., which merged with HFS Incorporated in December 1997 to form Cendant. The SEC found that, as a result of such accounting irregularities, Cendant violated the periodic reporting, corporate record-keeping and internal controls provisions of the federal securities laws. Without admitting or denying the findings contained in the SEC's administrative order, Cendant consented to the issuance of an SEC order directing Cendant to cease and desist from committing or causing any violation, and any future violation, of the periodic reporting, corporate record-keeping and internal controls provisions of the federal securities laws. No financial penalties were imposed against Cendant.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, Purchaser, Parent and Cendant filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. Additionally, Cendant is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Cendant's business, principal physical properties, capital structure, material pending legal proceedings, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Cendant's securities, any material interests of such persons in transactions with Cendant and certain other matters is required to be disclosed in proxy statements and annual reports distributed to Cendant's stockholders and filed with the SEC. The Schedule TO and the exhibits thereto, as well as these other reports, proxy statements and other information, may be inspected and copied at the SEC's public reference facilities in the same manner as set forth above with respect to the Company in Section 8—"Certain Information Concerning the Company."

        10.    Source and Amount of Funds.

        The Offer is not conditioned upon any financing arrangements. Cendant, Parent, Purchaser estimate that the total amount of funds required to consummate the Offer and the Merger, will be approximately $149 million plus any related transaction fees and expenses. Purchaser will acquire all such funds from Parent, which, in turn, intends to use funds contributed to it by Cendant, which currently intends to use generally available corporate funds for this purpose.

        Because the only consideration in the Offer and Merger is cash and the Offer is to purchase all outstanding Shares, and in view of the absence of a financing condition and the amount of consideration payable in relation to the financial capacity of Parent and its affiliates, Purchaser believes the financial condition of Parent and its affiliates is not material to a decision by a holder of Shares whether to sell, tender or hold Shares pursuant to the Offer.

        11.    Background of the Offer.

        The following information was prepared by Parent and the Company. Information about the Company was provided by the Company, and none of Purchaser, Parent or Cendant takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent or its representatives did not participate.

        Since its incorporation in 1984, the Company has grown to become the largest provider of integrated residential homeowner services in New England. During the 1996 - 2000 period, the Company experienced rapid revenue growth. Real estate brokerage revenues grew from approximately $90.3 million to approximately $202.9 million, while mortgage revenues grew from approximately $4.5 million to approximately $7.7 million. During the past two years, the Company has sustained a growth rate of approximately 10% per year in revenue and 15% per year in net income. The Company's revenue growth largely resulted from a healthy housing market in New England in the late 1990s, with significant home price appreciation. In addition, through this period, the Company pursued a strategy of growth through the strategic acquisition of independent real estate brokerage businesses. During this period, the Company was able to increase its market share, service share and operating margins. However, the Company did not believe it could sustain these growth rates in a possibly declining market.

        Furthermore, the Company has historically held the view that its stock has been undervalued, due to, among other factors, its status as a micro-cap stock, its affiliation with the real estate industry, its regionally limited operations and the limited trading volume of its shares. As the Company's revenue growth flattened between 1999 and 2002, the Company's ability to grow through strategic acquisitions using internally generated funds declined and the Company determined that the use of additional debt to finance strategic acquisitions was financially imprudent under the circumstances.

        In view of the foregoing concerns, in late 2001, senior management of the Company met with an investment bank other than Houlihan Lokey, to contemplate a public offering of the Company's Common

Stock to finance its strategy of continued growth through acquisitions. The investment bank estimated that the Company could raise approximately $30 - 40 million in proceeds in an equity offering, but the Company ultimately decided that the proposed offering and acquisition strategy were too risky given the potential for a slowdown in the housing market, which would greatly reduce the accretive impact on net income of any acquisitions financed by such an offering.

        On three occasions between 1998 and 2000, representatives of Parent contacted senior management of the Company to discuss, on an informal basis, the possibility of a transaction involving Parent and the Company. On each occasion, the Company indicated that it intended to remain independent. None of these discussions resulted in Parent presenting a specific acquisition proposal to the Company.

        Early in the first quarter of 2002, representatives of Parent contacted Richard B. DeWolfe, Chairman and Chief Executive Officer of the Company, to express an interest in a possible acquisition of the Company. In response to Parent's request, Mr. DeWolfe indicated that, while the Company was committed to remaining independent, it would review any reasonable proposal presented to it.

        In late April 2002, Mr. DeWolfe contacted representatives of Parent. While reiterating the Company's intention to remain independent, Mr. DeWolfe agreed to meet with representatives of Parent on May 3, 2002 to discuss Parent's interest in pursuing a possible transaction.

        Subsequent to learning of the late April 2002 discussion between Mr. DeWolfe and representatives of Parent, senior management of the Company contacted two other companies in the real estate industry that the Company believed could have the financial resources to acquire, and might be interested in acquiring, the Company, to gauge their level of interest and their possible valuation of the Company in connection with a possible sale of the Company. One of the companies contacted indicated that its interest in the Company was limited to a possible franchise relationship with the Company. The other company (the "Other Interested Party"), after discussion with the Company's management and a review of the Company's financial information, informed the Company of the range of EBITDA (defined as the Company's earnings before interest, taxes, depreciation and amortization) multiples at which it was prepared, on a preliminary basis, to value the Company. The Other Interested Party also indicated that a lower multiple of EBITDA would apply to its valuation of the Company's mortgage business.

        Prior to May 2002, senior management of the Company had initiated discussions with the members of the Company's board of directors with respect to three possible alternatives for maximizing stockholder value, including: (i) a "status quo" approach of continuing the Company's existing strategy of paying down long-term debt, increasing profits from current operations and paying dividends; (ii) raising additional capital for acquisitions of companies beyond the Company's current regional scope; and (iii) selling the Company to a third party.

        With respect to the status quo alternative, senior management of the Company presented its views that the Company's growth rates in recent years largely were the result of a healthy housing market in New England in the late 1990s, including significant home price appreciation during such time period, which allowed the Company to increase market share, service share and operating margins. Accordingly, senior management believed that the Company's current growth rates could only be sustained in a stable housing market, and not in a declining one. This belief was based on the projected impact a declining housing market would have on earnings per share. Additionally, senior management believed that earnings per share, on a diluted basis, could be adversely impacted by stock options granted to certain of the Company's employees over the years at lower exercise prices. Furthermore, senior management believed that its competitors in the real estate and mortgage businesses were focusing on increasing their market share by reducing their price for services, which was beginning to place pressure on the Company's operating margins. The Company believed that while it was better positioned to manage this pressure than its historical competitors, new challengers with lower cost structures had begun to enter the market. Senior management believed, therefore, that the Company's ability to sell the value of its services would become more difficult in the near-term, particularly in an environment where managing costs would be a critical factor in the Company's ability to separate itself from its competitors.

        With respect to a possible strategy of acquiring real estate firms beyond the Company's existing market areas, senior management noted that, although the Company's current working capital was sufficient to maintain current growth trends and pay down the debt associated with previous acquisitions, it would not be adequate to finance accelerated growth through additional acquisitions over a longer term.

        Regarding the possible sale of the Company, it was noted that, while the Company's policy has been to remain independent, the Company has never refused to consider the merits of any inquiries from prospective acquirers.

        On May 3, 2002, representatives of the Company met with senior representatives of Parent and Cendant, at which time Parent again expressed its interest in a possible acquisition of the Company. During this meeting, the Company reiterated its policy to remain independent, but agreed that it would be willing to review any reasonable proposals.

        On May 7, 2002, the Company confidentially provided Parent with certain historical financial data intended to assist it in its calculation of the Company's EBITDA adjusted to exclude certain non-recurring and other items. Parent used this information, and the public information available with respect to the Company, to determine a preliminary, non-binding valuation of the Company.

        On May 10, 2002, the Company met with the representatives of the Other Interested Party to discuss its interest in acquiring all of the Company's outstanding Shares. At that meeting, the Company reiterated its commitment to remain independent, but agreed to review any reasonable proposals.

        On that day, Parent sent the Company a preliminary, non-binding proposal based on adjusted EBITDA for the acquisition of the Shares, on a fully-diluted basis, at a price in the range of $14.00 - 15.50 per Share.

        On May 13, 2002, the Other Interested Party, by telephone, informed the Company of its estimate of the Company's valuation, based upon public, year-end financial data. Additionally, the Other Interested Party indicated that it would apply a lower multiple of EBITDA to its valuation of the Company's mortgage business. The Other Interested Party's estimated valuation of the Company did not exceed the estimated valuation range initially communicated to the Company.

        Additionally, on May 13, 2002, the Company's President also informed Parent by letter that, while the Company's policy was to remain independent, it had reviewed Parent's preliminary, non-binding valuation proposal and determined that it represented an inadequate value for the Company. In particular, the letter explained that, even using Parent's stated preliminary valuation approach, a substantially higher valuation of the Company would result from the application of a higher multiple of the adjusted EBITDA, consideration of certain additional working capital items, calculating the Company's earnings for the twelve month period ended April 30, 2002, rather than March 31, 2002, as suggested by Parent, and a review of certain historic expense items. In order to assist the Parent in its valuation, the Company provided Parent with additional information.

        On May 14 and 15, 2002, representatives of the Company and Parent discussed, by telephone, Parent's valuation of the Company.

        Also on May 15, 2002, the Company's President informed the Other Interested Party, by letter, that, while the Company's policy was to remain independent, it had reviewed the Other Interested Party's proposed valuation and determined that it represented an inadequate valuation of the Company. In particular, the letter explained that, even using the Other Interested Party's stated valuation approach, a substantially higher valuation of the Company would result from a different interpretation of the Company's financial information. The letter also included certain financial data intended to assist the Other Interested Party in its calculation of the Company's adjusted EBITDA. This information provided confidentially was substantially the same as that given by the Company to Parent on May 13, 2002.

        On May 17, 2002, the Other Interested Party informed the Company by telephone that, after further evaluation, it was prepared to value the Company at an equivalent of no more than the high end of the range of EBITDA multiples previously communicated by it to the Company.

        At a regularly scheduled meeting of the Company's board of directors on May 21, 2002, senior management of the Company informed the Company's board of directors of the discussions between Mr. DeWolfe and Parent in late April and the subsequent meeting held on May 3, 2002. Management of the Company discussed the meeting and recommended, and the Company's board of directors concurred that, the Company's board of directors be open to considering any reasonable inquiries that might be received from Parent or other potential acquirers.

        On May 23, 2002, Parent sent the Company a revised, non-binding proposal for the acquisition of the Company's Shares, on a fully diluted basis, at a price of $17.00 per Share. The revised per Share valuation reflected Parent's views as to the multiple of the Company's adjusted EBITDA, certain working capital items and the treatment of certain historic expenses.

        On May 24, 2002, the Company responded to Parent's proposal by reiterating that its policy was to remain independent because Parent's offer did not represent an adequate value for the Company. The Company agreed to provide Parent a limited amount of additional information in order to assist Parent's analysis of the Company's value and subsequently did so confidentially.

        On June 14, 2002, the Company and Parent entered into a Confidentiality Agreement under which Parent had received and would receive and evaluate confidential information relating to the financial condition and general business operations of the Company. Subsequently, the Company continued to provide Parent confidential information pursuant to the Confidentiality Agreement.

        On the same day, the Company and the Other Interested Party executed a confidential non-disclosure agreement, pursuant to which the Company provided the Other Interested Party a limited amount of information to assist the Other Interested Party in its valuation of the Company.

        On June 20, 2002, as a result of its review of information provided by the Company, Parent expressed its interest to purchase all of the Company's issued and outstanding Shares, on a fully-diluted basis, at a price of $18.33 per Share. At that time, the Company agreed to meet with Parent on July 1, 2002 to discuss Parent's offer.

        On July 1, 2002, representatives of Parent and its legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps"), and the Company and its legal advisor, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. ("Mintz Levin"), met to discuss Parent's proposed $18.33 valuation of the Company. As a result of the meeting, Parent increased its preliminary, non-binding offer to $19.00 per Share, on a fully-diluted basis. The parties also discussed, on a preliminary basis, timing, structure and other issues relating to the consummation of any possible acquisition transaction.

        On July 2, 2002, the Company's board of directors met to discuss Parent's offer. The Company's board of directors noted that Parent's offer price was substantially in excess of the prevailing market price for the Shares, and exceeded the highest trading price paid for the Shares. The Company's board of directors, by unanimous resolution, determined that the Company had an interest in pursuing Parent's proposal, and that the Company should continue to negotiate with Parent. The Company's board of directors agreed that the Company would not enter into any exclusivity agreement with Parent or any other potential acquirer prior to the execution and delivery of a definitive merger agreement, in order to give the Company's board of directors flexibility to respond to any competing offer. By unanimous resolution, the Company's board of directors also designated two independent directors of the Company, R. Robert Popeo and Paul Del Rossi (the "Independent Directors"), to conduct a separate review of any proposed transaction to determine the fairness of any such transaction to Stockholders other than Messrs. DeWolfe, Sibcy and Allen. The Company's board of directors also determined, by unanimous resolution, that it should retain a financial advisor to conduct an independent review and issue an opinion with respect to the fairness, from a financial point of view, of the amount of the consideration in any offer to acquire the Company. The Company's management had previously solicited proposals from several financial advisors with the necessary experience to issue such an opinion. After reviewing the proposals, the Company's board of directors selected Houlihan Lokey as its financial advisor for the purpose of delivering a fairness opinion in connection with any offer to acquire the Company. The Company's board of directors noted that it had selected Houlihan Lokey on the basis of its independent institutional knowledge of the Company's industry and immediate relevant experience.

        Commencing on July 2, 2002, the Company established a data room (the "Data Room") containing the Company's due diligence materials at the offices of Mintz Levin in Boston, Massachusetts in order to make those materials available to any party interested in acquiring the Company. Between July 2, 2002 and continuing through August 12, 2002, representatives of Parent, Skadden Arps and Parent's accounting and tax advisor, Deloitte & Touche LLP ("Deloitte"), commenced a due diligence review of the Company. As part of that process, Parent, Skadden Arps and Deloitte made several visits to the Data Room and to the Company's headquarters in Lexington, Massachusetts to review due diligence materials relating to the Company and its subsidiaries and to interview management.

        On July 19, 2002, Skadden Arps provided the Company and Mintz Levin with drafts of the Merger Agreement and related transaction documents. From July 19, 2002 to August 11, 2002, representatives of Parent, the Company, Skadden Arps and Mintz Levin negotiated the Merger Agreement, the Tender and Voting Agreements, the Option Agreement, the Use of Name Agreements and the Non-Competition Agreements. Negotiations regarding the Merger Agreement included, among other things, the circumstances under which Parent would be permitted to extend the term of the Offer and provide for a subsequent offering period, the conditions to the Offer (including the circumstances under which an event or occurrence having a "Material Adverse Effect" on the Company could be deemed to have occurred), the scope of the non-solicitation provision, the circumstances under which the Board would be permitted to withdraw its recommendation in favor of the Offer and the Merger, the circumstances under which the Offer and the Merger Agreement could be terminated, and the circumstances under which a termination fee would be payable if the Merger Agreement were terminated. Negotiations regarding the Tender and Voting Agreements included, among other things, the circumstances under which the Tender and Voting Agreements could be terminated by the Stockholders who are parties thereto, including in the event that the Merger Agreement is terminated.

        On July 26, 2002, a senior representative of the Other Interested Party contacted Mr. DeWolfe, by telephone, to inquire whether the Company was continuing to consider its alternatives. The representative also expressed the Other Interested Party's continuing interest in the possibility of acquiring the Company. Mr. DeWolfe replied that, if the Other Interested Party continued to have such interest and intended to make a proposal, it should do so promptly. He referred the representative to the Company's press release relating to its second quarter financial results and suggested that, if the representative wanted to obtain further information regarding such financial results, he should contact Paul J. Harrington, the Company's President and Chief Operating Officer.

        On August 8, 2002, Mr. DeWolfe contacted a senior representative of the Other Interested Party to determine whether it remained interested in acquiring the Company. At that time, the Other Interested Party informed Mr. DeWolfe that its previous preliminary, non-binding proposed valuation of the Company previously communicated to the Company was the highest valuation it would ascribe to the Company's Shares. Mr. DeWolfe reiterated the Company's view that the Other Interested Party's price did not reflect an adequate value for the Company. The Other Interested Party's non-binding proposed valuation of the Company remained significantly lower than the non-biding proposed valuation offered by Parent.

        Later that day, the Company's board of directors met to review the Offer, the Merger, the Merger Agreement, the Tender and Voting Agreements, the Option Agreement and the Non-Competition Agreements. At the meeting, representatives of Mintz Levin described the merger negotiations and presented a summary of the terms and conditions of the various agreements. Houlihan Lokey reviewed its financial analysis of the consideration to be paid in the Offer and the Merger and indicated that it was prepared to deliver its opinion to the effect that, as of the date of such opinion and subject to the qualifications, assumptions and limitations stated in its opinion, the price to be paid to the public stockholders of the Company pursuant to the Offer and the Merger was fair to such stockholders from a financial point of view. The Company's board of directors was also advised of the status of discussions with the Other Interested Party. Mr. DeWolfe informed the Board of his conversation with the senior representative of the Other Interested Party earlier that day. The Company's board of directors then agreed to meet on August 12, 2002 to review the Offer, the Merger, the final forms of the agreements and the final fairness opinion to be delivered by Houlihan Lokey.

        Upon the conclusion of the meeting, the Independent Directors met with representatives of Mintz Levin and discussed the Offer and the Merger, and agreed that the transaction was fair to the stockholders other than Messrs. DeWolfe, Sibcy and Allen.

        On August 9, 2002, the Executive Committee of Cendant's Board of Directors approved the Offer and the Merger and the Board of Directors of each of Parent and Purchaser approved the Offer and the Merger and the Merger Agreement, the Option Agreement, the Tender and Voting Agreements and the Use of Name Agreements.

        On August 12, 2002, at 7:30 a.m. (Eastern Daylight Time), the Company's board of directors met to review the Offer, Merger, and the final forms of the Merger Agreement, Tender and Voting Agreements, Option Agreement, the Non-Competion Agreements and the fairness opinion delivered by Houlihan Lokey. The Independent Directors advised the Board of their view that the Offer and Merger were fair from a financial point of view to all the Company's stockholders other than Messrs. DeWolfe, Sibcy and Allen. Then, the Company's board of directors unanimously approved the Offer, the Merger, the Merger Agreement, the Option Agreement and the Non-Competition Agreements and the transactions contemplated thereby and by the Tender and Voting Agreements. Before the opening of normal trading on the American Stock Exchange, where the Common Stock is traded, the Merger Agreement, the Tender and Voting Agreements and the Option Agreement were finalized and executed, which execution was announced in a joint press release by the Company and Parent.

        Parent commenced the Offer on August 14, 2002.

        12.    Purpose of the Offer; Stockholder Approval; Appraisal Rights; Plans for the Company.

        Purpose of the Offer.    The purpose of the Offer is to enable Parent to acquire control of, and the entire equity interest in, the Company. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected. The purpose of the Merger is to acquire all outstanding Shares not purchased pursuant to the Offer. The transaction is structured as a merger in order to ensure the acquisition by Parent of all the outstanding Shares.

        If the Merger is consummated, Parent's equity interest in the Company would increase to 100% and Parent would be entitled to all benefits resulting from that interest. These benefits include complete management with regard to the future conduct of the Company's business and any increase in its value. Similarly, Parent will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

        Stockholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company and to participate in its earnings and any future growth. If the Merger is consummated, the stockholders will no longer have an equity interest in the Company and instead will have only the right to receive cash consideration pursuant to the Merger Agreement. See Section 13—"The Merger Agreement and Other Relevant Agreements." Similarly, the stockholders of the Company will not bear the risk of any decrease in the value of the Company after selling their Shares in the Offer or the subsequent Merger.

        The primary benefits of the Offer and the Merger to the stockholders of the Company are that such stockholders are being afforded an opportunity to sell all of their Shares for cash at a price which represents a premium of approximately 109% over the closing market price of the Shares on the last full trading day prior to the public announcement that the Company, Parent and Purchaser executed the Merger Agreement.

        Stockholder Approval.    Under the MBCL, the approval of the Company's board of directors and, except as described below, the affirmative vote of the holders of two-thirds of the outstanding Shares is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. The members of the Company's board of directors have unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and, unless the Merger is consummated as a Short-Form Merger (as defined below), pursuant to Section 82 of the MBCL, the only remaining corporate action of the Company is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of two-thirds of the Shares.

        In the Merger Agreement, the Company has agreed to take all necessary action to convene a meeting of its stockholders as soon as practicable after the expiration of the Offer for the purpose of considering and taking action on the Merger Agreement and the transactions contemplated thereby, if such action is required.

        Under the MBCL, if Purchaser acquires, pursuant to the Offer or otherwise, such number of Shares which, when added to the Shares owned of record by Purchaser on such date, constitutes at least 90% of the then outstanding Shares, Purchaser will be able to effect the Merger pursuant to the provisions of Section 82 of the MBCL, without a vote of the Company's stockholders (a "Short Form Merger"). Parent, Purchaser and the Company have agreed to take all necessary and appropriate action to cause the Merger to be effective as soon as practicable after such acquisition. If Purchaser does not acquire such number of Shares, which when added to the Shares owned of record by Purchaser on such date, constitutes at least 90% of the then outstanding Shares pursuant to the Offer or otherwise and a vote of the Stockholders is required under the MBCL, a significantly longer period of time will be required to effect the Merger.

        Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if a merger is consummated, the Company's stockholders will have certain rights under Sections 85 to 98 of the MBCL (or, in the case of a Short-Form Merger, under Sections 82 and 89 to 98 of the MBCL) to demand appraisal of and to receive payment in cash of the fair value of their Shares. Such rights to an appraisal, if the statutory procedures are complied with, could lead to a judicial determination of the fair value required to be paid in cash to dissenting stockholders for their Shares. Any judicial determination of the fair market value of Shares could be based upon considerations other than or in addition to the merger consideration and the market value of the Shares, including asset values and the investment value of the Shares. The value as so determined could be more or less than the merger consideration.

        FAILURE TO PRECISELY FOLLOW THE STEPS REQUIRED BY THE MBCL FOR THE PERFECTION OF APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THOSE RIGHTS.

        Plans for the Company.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer, Parent currently intends to seek the maximum representation on the Company's board of directors, subject to the requirement in the Merger Agreement that if Shares are purchased pursuant to the Offer, there will be until the Effective Time at least two members of the Company's board of directors who qualify as independent directors and who are not officers of the Company or representatives of any affiliates of the Company.

        In addition, Parent intends to continue to evaluate the business and the operations of the Company during the pendency of the Offer. After consummation of the Offer, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, articles of organization, by-laws, capitalization, board of directors, management or dividend policy, although, except as disclosed above, Parent has no current plans with respect to any of such matters.

        The Merger Agreement provides that the directors of Purchaser and the officers of the Company immediately prior to the Effective Time of the Merger will, from and after the Effective Time, be the initial directors and officers, respectively, of the Surviving Corporation.

        Except as disclosed in this Offer to Purchase, none of Purchaser, Parent nor Cendant has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, sale or transfer of material amounts of assets, relocation of operations, involving the Company or any of its subsidiaries, or any material changes in the Company's corporate structure, business or composition of its management or personnel.

        13.    The Merger Agreement and Other Relevant Agreements.

  Merger Agreement.

        The following summary of certain provisions of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference. A copy of the Merger Agreement has been filed by Purchaser and Cendant, pursuant to Rule 14d-3 under the Exchange Act, as exhibit (d)(1) to the Tender Offer Statement on Schedule TO. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning the Company." Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Merger Agreement.

        The Offer.    The Merger Agreement provides for the making of the Offer. The obligation of Purchaser to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and certain other conditions described in Section 14—"Certain Conditions of the Offer."

        Recommendation.    The board of directors of the Company duly adopted resolutions by unanimous vote (i) determining that the Merger Agreement, the Offer and the Merger, taken together, and the transactions contemplated thereby, are advisable, fair to and in the best interest of the Company's stockholders, (ii) approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger and (iii) resolving to recommend acceptance of the Offer and that stockholders of the Company tender their Shares in the Offer.

        The Merger.    The Merger Agreement provides that, following the consummation of the Offer, subject to the terms and conditions thereof, at the Effective Time, (i) Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser will cease, (ii) the Company will be the Surviving Corporation in the Merger and will continue to be governed by the laws of the Commonwealth of Massachusetts and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger.

        Notwithstanding the foregoing, if, pursuant to the Offer or otherwise, Parent, Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding Shares of the Company, (i) the Company will, by Short-Form Merger, be merged with and into Purchaser and, as a result of the Short-Form Merger, the separate corporate existence of the Company will cease and (ii) Purchaser will be the Surviving Corporation succeeding to and assuming all of such rights and obligations and will continue to be governed by the laws of the Commonwealth of Massachusetts.

        The respective obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions: (i) the Merger Agreement will have been approved and adopted by the requisite vote of the holders of the Shares, to the extent required by the Company's articles of organization or by-laws and the MBCL, in order to consummate the Merger, (ii) no law will have been enacted or promulgated by any United States or other governmental entity which prohibits the consummation of the Merger, and there will be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger, (iii) Purchaser will have purchased, or caused to be purchased, the Shares pursuant to the Offer, unless such failure to purchase is a result of a breach of Purchaser's obligation to accept for payment or pay for Shares validly tendered pursuant to the Offer in violation of the terms of the Offer or the Merger Agreement and (iv) the applicable waiting period under the HSR Act will have expired or been terminated.

        At the Effective Time of the Merger, (i) each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation, (ii) each Share that is owned by the Company or any of its subsidiaries as treasury stock and each Share owned by Parent, Purchaser or any other wholly-owned subsidiary of Parent immediately prior to the Effective Time will be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor and (iii) each issued and outstanding Share (other than Dissenting Shares and Shares cancelled in accordance with (ii) above) will be converted into the right to receive the Offer Price, payable to the holder thereof in cash, without interest, less any required withholding taxes. From and after the Effective Time, all such Shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and each holder of a certificate representing any such Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefore upon the surrender of such certificate without interest thereon.

        Option Plans.    The Merger Agreement provides that, as an additional condition to the obligations of Parent and Purchaser to effect the Merger, on a date immediately prior to the earlier to occur (the "Option Cancellation Date") of (i) the date on which Purchaser becomes obligated to accept for payment 80% or more of the outstanding Shares in the Offer or (ii) the Effective Time, each outstanding stock option (whether an incentive stock option or a non-qualified stock option) or similar right to acquire Shares (each, an "Option") issued pursuant to the Company's 1998 Stock Option Plan, 1992 Stock Option Plan and 1992 Non-Employee Director Plan, each, as amended (collectively, the "Option Plans") and under the Non-Plan Option Agreements (as defined in the Merger Agreement), whether or not then exercisable or vested, will, immediately prior to the Option Cancellation Date be cancelled and, in consideration of such cancellation, the Company will pay to the holder of each such Option an amount in cash equal to the product of (a) the excess, if any, of the Offer Price over the exercise price of each such Option and (b) the number of Shares subject to such Option (such payment, if any, to be net of applicable withholding and excise taxes). The Company will take all action to ensure that, as of the Option Cancellation Date, each of the Option Plans and Non-Plan Option Agreements will terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary of the Company will be cancelled.

        Company Stock Purchase Plan.    The Merger Agreement provides that, immediately upon execution of the Merger Agreement, the Company will take all actions necessary to cause the termination of the Company Stock Purchase Plan.

        The Company's Board of Directors.    The Merger Agreement provides that promptly upon the purchase of and payment for any Shares by Parent or Purchaser in the Offer, Parent will be entitled to elect or designate such number of directors, rounded up to the next whole number, on the Company's board of directors as is equal to the product of the total number of directors on the Company's board of directors (after giving effect to the directors elected or designated by Parent pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser, Parent and any of their affiliates bears to the total number of Shares then outstanding. The Company will, upon Parent's request, use its best efforts either to promptly increase the size of the Company's board of directors, including by amending the by-laws of the Company if necessary so as to increase the size of the Company's board of directors, or promptly secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so designated to the Company's board of directors, and will take all actions necessary to cause Parent's designees to be so designated at such time. At such time, the Company will, upon Parent's request, also cause persons elected or designated by Parent to constitute the same percentage (rounded up to the next whole number) as is on the Company's board of directors of (i) each committee of the Company's board of directors, (ii) each board of directors (or similar body) of each subsidiary of the Company and (iii) each committee (or similar body) of each such board, in each case only to the extent permitted by applicable law or the rules of any stock exchange on which the Company's Common Stock is listed. The Company's obligations to appoint Parent's designees to the Company's board of directors with respect to this paragraph are subject to Section 14(f) of the Exchange Act and Rule 14f-1 of the General Rules and Regulations under the Exchange Act. The Company will take all actions required pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations, including, but not limited to, mailing to stockholders (together with the Schedule 14D-9) the information required by Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected or designated to the Company's board of directors. Parent or Purchaser will supply in a timely manner to the Company, and be solely responsible for, information with respect to either of Parent or Purchaser and their nominees, officers, directors and affiliates to the extent required by Section 14(f) and Rule 14f-1.

        In the event that Parent's designees are elected or designated to the Company's board of directors, then, until the Effective Time, the Company will cause the Company's board of directors to have at least two independent directors who are directors of the Company on the date of the Merger Agreement and who are not officers of the Company or representatives of any affiliates of the Company (the "Independent Directors"); provided, however, that if any Independent Director ceases to serve for any reason, the remaining Independent Director(s) will be entitled to elect or designate another person (or persons), who is not a current or former executive of the Company or a current or former executive, employee, associate or stockholder of Parent or Purchaser ("Non-Executive"), and such non-executive person (or persons) will be deemed to be an Independent Director for purposes of the Merger Agreement. If no Independent Director then remains, the other directors will designate two persons who are Non-Executives on the date hereof to fill such vacancies and such Non-Executives will be deemed Independent Directors for purposes of the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, then the affirmative vote of a majority of the Independent Directors (or if only one exists, then the vote of such Independent Director) will be required to (i) amend or terminate the Merger Agreement by the Company, (ii) exercise or waive any of the Company's rights, benefits or remedies hereunder, (iii) extend the time for performance of Parent's or Purchaser's obligations under the Merger Agreement, (iv) take any action that is in any material respect in conflict with or inconsistent with the interests of Parent or Purchaser under the Merger Agreement or (v) take any other action of the Company's board of directors under or in connection with the Merger Agreement if such action would materially and adversely affect holders of Shares other than Parent or Purchaser; provided, however, that if there will be no Independent Directors, then such actions may be effected by majority vote of the entire Company's board of directors.

        Stockholders' Meeting.    Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, (i) duly call, give notice of, convene and hold a special meeting of its stockholders as soon as reasonably practicable following the acceptance for payment and purchase of Shares by Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement, (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and the Merger Agreement and use its reasonable efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as defined below) and, after consultation with Parent, respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders, (iii) unless the Company's board of directors determines in good faith, following the advice from outside counsel, that to do so is reasonably likely to cause it to violate its fiduciary duties to the Company stockholders under applicable law, include in the Proxy Statement the recommendation of the Company's board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement, and (iv) unless the Company's board of directors determines in good faith, following the advice from outside counsel, that to do so is reasonably likely to cause it to violate its fiduciary duties to the Company stockholders under applicable law, use its reasonable efforts to solicit from holders of Shares proxies in favor of the Merger and the adoption of the Merger Agreement and take all other action reasonably necessary or advisable to secure the approval of stockholders required by the MBCL and any other applicable law to effect the Merger. If however, Parent or Purchaser acquire at least 90% of the outstanding shares of the Company's Common Stock through the Offer or otherwise, the parties have agreed to take all action to cause the Merger to be effected without a meeting of stockholders as permitted by the MBCL.

        The Merger Agreement provides that Parent will vote, or cause to be voted, all of the Shares then owned by it, Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the Merger Agreement.

        Interim Operations; Covenants.    Pursuant to the Merger Agreement, the Company has agreed that, except as expressly contemplated by the Merger Agreement, in the ordinary course of business consistent with past practice, as set forth in the Company Disclosure Schedule or as consented to in writing by Parent, which consent will not be unreasonably withheld:

  (a)
  the business of the Company and the Company's subsidiaries will be conducted only in the ordinary course of business consistent with past practice, and each of the Company and the Company's subsidiaries will use its reasonable efforts to preserve its present business organization intact and maintain satisfactory relations with customers, suppliers, employees, sales associates, contractors, distributors and others having business dealings with it;

  (b)
  the Company will not, directly or indirectly, (i) except upon exercise of the Options outstanding on the date hereof, issue, sell, transfer or pledge or agree to sell, transfer or pledge any capital stock or other equity interests of the Company or, any capital stock of any subsidiary of the Company, (ii) amend its articles of organization or by-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or any outstanding capital stock of the Company;

  (c)
  neither the Company nor any subsidiary of the Company will: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock; (ii) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or of any subsidiary of the Company, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of the Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, or incur or modify any material indebtedness or other liability, other than in the ordinary course of business consistent with past practice; or (iv) redeem, purchase or otherwise acquire any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares;

  (d)
  neither the Company nor any subsidiary of the Company will (i) make any change in the compensation or benefits payable or to become payable to any of its officers, directors, employees, sales associates, agents or consultants (other than increases in wages to employees who are not directors, officers or affiliates, in the ordinary course of business consistent with past practice) or to persons providing management services, (ii) enter into or amend or waive any employment, severance, consulting, termination, non-competition or other agreement or employee benefit plan or make any loans to any of its officers, directors, employees, sales associates, affiliates, agents or consultants, or (iii) make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise;

  (e)
  neither the Company nor any subsidiary of the Company will (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or affiliate of the Company or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or affiliate of the Company of any amount relating to unused vacation days, except payments and accruals made in the ordinary course of business consistent with past practice; (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Company director, officer, employee, agent or consultant, whether past or present, or amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

  (f)
  the Company will not enter into any material note, bond, mortgage, lien, indenture, lease, license, contract, understanding, commitment, arrangement or agreement, whether oral or written, or other instrument or obligation to which its, or any of its subsidiaries' properties or assets may be bound (each, a "Company Agreement") that would be a Material Company Agreement (as defined in the Merger Agreement) and will not, in any material respect, modify, amend or terminate any Material Company Agreement, and neither the Company nor any subsidiary of the Company will waive, release or assign any material rights or claims under any Material Company Agreement;

  (g)
  neither the Company nor any subsidiary of the Company will permit any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated without notice to Parent;

  (h)
  neither the Company nor any subsidiary of the Company will (i) incur or assume any indebtedness other than in the ordinary course of business consistent with past practice pursuant to capital leases, chattel lines of credit and indebtedness incurred under the Company's warehouse credit agreement and the Company's revolving credit facility; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) except for first and second mortgage loans made in the ordinary course of business by DeWolfe Mortgage Services, Inc., make any loans, advances or capital contributions to, or investments in, any other person; (iv) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets or real estate); or (v) dispose of or permit any encumbrance upon any material assets of the Company or of any subsidiary of the Company;

  (i)
  neither the Company nor any subsidiary of the Company will (i) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or (ii) make or change any tax election, change an annual accounting period, adopt or change any accounting method, file any amended tax returns, enter into any closing agreement, settle or consent to any tax claim, surrender any right to claim a refund of taxes, or consent to any extension or waiver of the limitation period applicable to any tax claim;

  (j)
  neither the Company nor any subsidiary of the Company will pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligations, in the ordinary course of business consistent with past practice, or of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the financial statements (or the notes thereto) and the interim financial statements of the Company;

  (k)
  neither the Company nor any subsidiary of the Company will adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or of any subsidiary of the Company (other than the Merger);

  (l)
  neither the Company nor any subsidiary of the Company will take, or agree in writing or otherwise to take, any action that would or is reasonably likely to result in any of the conditions to the Merger or any of the conditions to the Offer set forth in the Merger Agreement, not being satisfied, or would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any material respect at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company to consummate the Merger in accordance with the Merger Agreement or materially delay such consummation; and

  (m)
  neither the Company nor any subsidiary of the Company will enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose, in writing or announce an intention to do any of the foregoing.

        No Solicitation.    Pursuant to the Merger Agreement, the Company has, and has caused each of its officers, directors, employees, investment bankers, attorneys, accountants or other agents (collectively, "Representatives") to have, immediately ceased and caused to be terminated all existing discussions, negotiations and communications with any individual, entity or other person with respect to any existing or potential tender or exchange offer involving the Company or its subsidiaries, any proposal for a merger, consolidation or other business combination involving the Company or its subsidiaries, any proposal or offer to acquire in any manner at least 15% equity interest in, or at least 15% portion of the business or assets of, the Company or its subsidiaries, any proposal or offer with respect to any recapitalization or restructuring with respect to the Company or its subsidiaries or any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to the Company or its subsidiaries other than pursuant to the transactions to be effected pursuant to the Merger Agreement ("Acquisition Proposal"). The Company also agrees not to release any person from, waive any provisions of, or fail to enforce any confidentiality agreement to which the Company is a party. Except pursuant to the exercise of its rights in connection with this paragraph, the Company will not take any action to make the provisions of Chapters 110C or 110F of the Massachusetts Corporation-Related Laws ("MCRL") inapplicable to any transaction other than as contemplated in the Merger Agreement. Except as provided below, from the date of the Merger Agreement until the earlier of termination of the Merger Agreement or the Effective Time, the Company will not and will not authorize or permit its Representatives to directly or indirectly (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or, in connection with any Acquisition Proposal, furnish to any Person (other than Parent and Purchaser) any information or data with respect to the Company or any subsidiary of the Company or otherwise relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Representatives, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of the Company or otherwise, will be deemed to be a breach of the Merger Agreement by the Company. Notwithstanding the foregoing, nothing contained in the Merger Agreement will prohibit the Company or the board of directors of the Company from taking and disclosing to the Company's stockholders its position with respect to any tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

        Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information and data concerning its business, properties and assets to any person pursuant to a confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated June 14, 2002, between Parent and the Company (the "Confidentiality Agreement"), and negotiate and participate in discussions and negotiations with such person concerning an Acquisition Proposal if, but only if, (x) such Acquisition Proposal is for all, but not less than all, of the issued and outstanding Shares or all, or substantially all, of the assets of the Company and the Company's subsidiaries on a consolidated basis; (y) such person has on an unsolicited basis, and in the absence of any violation of the Merger Agreement, submitted a bona fide written proposal to the Company relating to any such transaction which the Company's board of directors determines in good faith, after consulting with outside legal counsel and a nationally recognized financial advisor (which may be the Company's Financial Advisor), involves consideration to the holders of the Shares that is superior, from a financial point of view, to the consideration offered to the Company's stockholders pursuant to the Offer, considering, among other things, the nature of the currency being offered, and which is not conditioned upon obtaining additional financing or any regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (z) in the good-faith opinion of the Company's board of directors, only after consultation with outside legal counsel to the Company, providing such information or access or engaging in such discussions or negotiations is in the best interests of the Company and its stockholders and the failure to provide such information or access or to engage in such discussions or negotiations could reasonably be deemed to constitute a breach by the Company's board of directors of its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x), (y) and (z) being referred to as a "Superior Proposal"). The Company will promptly (and in any event within 24 hours) notify Parent and Purchaser in writing if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, the Company or its Representatives, in each case in connection with any Acquisition Proposal or the possibility or consideration of making an Acquisition Proposal ("Acquisition Proposal Interest") and such notice will indicate the name of the Person making such Acquisition Proposal Interest and the material terms and conditions of any proposals or offers. The Company agrees that it will keep Parent and Purchaser informed, on a current basis, of the status and terms of any Acquisition Proposal Interest. The Company will promptly (and in any event within 24 hours) following determination by the Company's board of directors that an Acquisition Proposal is a Superior Proposal and prior to providing any such Person with any material non-public information, notify Parent of the making of such determination. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other person which was not previously provided to Parent, such additional information to be provided no later than the date of provision of such information to such other party.

        Except as set forth in the Merger Agreement, neither the Company's board of directors nor any committee thereof will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the transactions, to Parent or to Purchaser, the approval or recommendation by the Company's board of directors or any such committee of the Offer, the Merger Agreement or the Merger, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, the Company's board of directors may (subject to the terms of this and the following sentence) (A) withdraw or modify its approval or recommendation of the Offer, the Merger Agreement or the Merger, in connection with a Superior Proposal if after consultation with its independent legal counsel, it determines in good faith that failure to take such action could reasonably be deemed to constitute a breach of its fiduciary duties to Company stockholders under applicable law, (B) approve or recommend a Superior Proposal, or (C) enter into an agreement with respect to a Superior Proposal, in each case at any time after the fifth business day following the Company's delivery to Parent of written notice advising Parent that the Company's board of directors has received a Superior Proposal specifying the material terms and conditions of such Superior Proposal and identifying the Person making such Superior Proposal; provided, however, that the Company will not enter into an agreement with respect to a Superior Proposal unless the Company will also have terminated the Merger Agreement in accordance with its terms. Any such withdrawal, modification or change of the recommendation or the Company's board of directors, the approval or recommendation or proposed approval or recommendation of any Superior Proposal or the entry by the Company into any agreement with respect to any Superior Proposal will not change the approval of the Company's board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions provided for or contemplated by the Merger Agreement or the Tender and Voting Agreements (the "Transactions"), including each of the Offer, the Merger and the Tender and Voting Agreements.

        The Merger Agreement provides that the Company may terminate the Merger Agreement and enter into a letter of intent, agreement-in-principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") with respect to a Superior Proposal, provided that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate the Merger Agreement in accordance with its terms, identifying the Superior Proposal then determined to be more favorable and the parties thereto and delivering a copy of the Acquisition Agreement for such Superior Proposal in the form to be entered into, (ii) during the period following the delivery of the notice referred to in clause (i) above, during which Parent will have the right to propose adjustments in the terms and conditions of the Merger Agreement and the Company will have caused its financial and legal advisors to negotiate with Parent in good faith such proposed adjustments in the terms and conditions of the Merger Agreement, and (iii) at least five full business days after the Company has provided the notice referred to in clause (i) above, the Company delivers to Parent (A) a written notice of termination of the Merger Agreement in accordance with its terms, (B) a wire transfer of immediately available funds in the amount of the Termination Fee (as defined below) plus the reasonable out-of-pocket expenses of Parent and Purchaser as set forth in the Merger Agreement, (C) a written acknowledgment from Richard B. DeWolfe that the termination of the Merger Agreement and the entry into the Acquisition Agreement for the Superior Proposal will cause the option referred to in the Tender and Voting Agreement to which he is a party to become exercisable by Parent pursuant to the terms thereof and (D) a written acknowledgement from each other party to such Superior Proposal that it is aware of the substance of each such stockholder's acknowledgment under clause (C) above, and waives any right it may have to contest the matters thus acknowledged by each stockholder party to a Tender and Voting Agreement or the validity or enforceability of any of the terms and conditions of the Merger Agreement or the Tender and Voting Agreements.

        Indemnification and Insurance.    The Merger Agreement provides that for a period of six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) will indemnify, defend and hold harmless the present and former officers and directors of the Company and the Company's subsidiaries, and persons who become any of the foregoing prior to the Effective Time, against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent will not be unreasonably withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent permissible under applicable provisions of the MBCL, the terms of the Company's articles of organization or the by-laws, and under any agreements as in effect at the date hereof (true and correct copies of which have been previously provided to Parent); provided, however, that in the event any claim or claims are asserted or made within such six year period, all rights to indemnification in respect of any such claim or claims will continue until disposition of any and all such claims. The Merger Agreement also provides that the then Parent or Surviving Corporation shall maintain the Company's existing officer's and directors' liability insurance ("D&O Insurance") for a period of not less than six years after the Effective Time, provided that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use its reasonable best efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall Parent be required to pay aggregate premiums for insurance in excess of $100,000; and provided, further, that if Parent or the Surviving Corporation is unable to obtain such amount of insurance for such aggregate premium, Parent or the Surviving Corporation shall obtain, after consultation with counsel, as much insurance (up to the amount of insurance required by this paragraph) as can be obtained for an annual premium not in excess of $100,000 plus any amounts paid to Parent or the Surviving Corporation for the purpose of obtaining such insurance by such former directors and officers after the date hereof.

        Representations and Warranties.    Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things, its organization, subsidiaries and affiliates, capitalization, authority relative to the transactions, validity of the agreement, approvals by its board of directors, the vote of its stockholders required to approve the transactions, consents and approvals necessary for the Company to consummate the Transactions, the Company's financial statements and public filings, conduct of the Company's business, its liabilities, litigation involving the Company, employee benefit plans, taxes, its contracts, real and personal property, potential conflicts of interest among the Company, the Company subsidiaries, and any of their affiliates, intellectual property, labor matters, compliance with applicable laws, environmental matters, information that the Company may provide in the Proxy Statement, if any, information that the Company has provided in the Schedule 14D-9 filed by the Company in accordance with the Exchange Act, the opinion of the Company's financial advisor, insurance, brokers that may be entitled to any fees from the Company, personnel, and continuance of the Company's business relationships.

        Certain representations and warranties in the Merger Agreement made by the Company are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, the term "Material Adverse Effect" means any fact, change, event, effect or circumstance that (i) is materially adverse to the business, operations, condition (financial or otherwise), assets or liabilities of the Company and the Company's subsidiaries, taken as a whole, or (ii) impairs or adversely affects in any material respect the Company's ability to consummate the Transactions or perform its obligations under the Merger Agreement, including, but not limited to, the commencement or material worsening of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or any terrorist activities to the extent that any of the foregoing have the effects described in subclause (i) or (ii) of this paragraph. For purposes of analyzing whether any fact, change, event, effect or circumstance constitutes a "Material Adverse Effect" under this definition the parties agree that the analysis of materiality shall not be limited to a long-term perspective. Notwithstanding the foregoing, the term Material Adverse Effect shall not include any fact, change, event, effect or circumstance to the extent attributable to changes in general economic or industry conditions (including without limitation changes in financial or market conditions) that do not have a materially disproportionate impact on the Company and the Company's subsidiaries.

        Pursuant to the Merger Agreement, each of Parent and Purchaser has made customary representations and warranties to the Company with respect to, among other things, its organization, authority to enter into the Merger Agreement and consummate the Transactions, consents and approvals necessary to consummate the Transactions, information that each of Parent and Purchaser may provide in the Proxy Statement, if any, information that each of Parent and Purchaser has provided in the Offer documents filed by Parent and Purchaser in accordance with the Securities Exchange Act of 1934, as amended, brokers that may be entitled to any fees from Parent or Purchaser, and Purchaser's financial ability to consummate the Offer.

        Termination; Fees.    The Merger Agreement may be terminated and the Transactions contemplated therein abandoned at any time prior to the Effective Time of the Merger, whether before or after stockholder approval:

  (a)
  by mutual written consent of Parent and the Company; or

  (b)
  by Parent if the Minimum Condition is not satisfied by the Expiration Date; provided, however, that Parent will not be entitled to terminate the Merger Agreement for such reason if it or Purchaser is in material breach of its representations and warranties, covenants or other obligations under the Merger Agreement and such breach has been the cause of such failure to satisfy the Minimum Condition; or

  (c)
  by either Parent or the Company (i) if a court of competent jurisdiction or other governmental entity will have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting any of the Transactions or the Tender and Voting Agreements, (ii) prior to the purchase of Shares pursuant to the Offer, if there has been a breach by the other party of any representation or warranty set forth in the Merger Agreement, which breach will result in any Offer Condition not being satisfied on the Expiration Date (and such breach is not reasonably capable of being cured and such condition is not reasonably capable of being satisfied within ten days after the receipt of written notice thereof), or (iii) if the Offer has not been consummated by October 31, 2002 (the "Termination Date") or such later date as the Offer may have been extended by Purchaser in accordance with the Merger Agreement; provided, however, that the right to terminate the Merger Agreement pursuant to this clause (iii) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of the Offer to be consummated by the Termination Date; or

  (d)
  by Parent, at any time prior to the purchase of the Shares pursuant to the Offer, if (i) the Company's board of directors will have withdrawn, modified, or changed its recommendation in respect of the Merger Agreement or the Offer in a manner adverse to the Transactions, to Parent or to Purchaser, (ii) the Company's board of directors will have recommended any proposal other than by Parent or Purchaser in respect of an Acquisition Proposal, (iii) the Company will have exercised a right with respect to a Superior Proposal referenced in the Merger Agreement and will, directly or through its representatives, continue discussions with any third party concerning a Superior Proposal for more than 10 business days after the date of receipt of such Superior Proposal, (iv) an Acquisition Proposal that is publicly disclosed will have been commenced, publicly proposed or communicated in a public manner to the Company which contains a proposal as to price (without regard to whether such proposal specifies a specific price or a range of potential prices) and the Company will not have rejected such proposal within 10 business days of its receipt or, if sooner, after its existence first becomes publicly disclosed, (v) the Company will have materially violated or breached any of its obligations under the Merger Agreement or (vi) the Company's board of directors will have approved any transaction other than the Transactions under Chapters 110C or 110F of the MCRL; or

  (e)
  by the Company in connection with entering into an Acquisition Agreement with respect to a Superior Proposal; or

  (f)
  by Parent if, due to an occurrence or circumstance that results in a failure to satisfy any Offer Conditions, Purchaser will have, in accordance with the terms of the Merger Agreement (including any requirement to extend the Offer for any such failures or otherwise) (i) failed to commence the Offer as set forth in the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder, or (iii) failed to pay for Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for Shares will have been caused by or resulted from the failure of Parent or Purchaser to perform in any material respect any covenant or agreement of either of them contained in the Merger Agreement or the material breach by Parent or Purchaser of any representation or warranty of either of them contained in the Merger Agreement.

  (g)
  By the Company if, due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in the Merger Agreement, Purchaser will have, in accordance with the terms hereof (including any requirement to extend the Offer for any such failures or otherwise) (i) failed to commence the Offer as set forth in the Merger Agreement, (ii) terminated the Offer without having accepted any Shares for payment thereunder or (iii) failed to pay for Shares validly tendered pursuant to the Offer in accordance with the terms thereof, unless such termination or failure to pay for Shares shall have been caused by or resulted from the failure of the Company to perform in any material respect any covenant or agreement contained in the Merger Agreement or the material breach by the Company of any representation or warranty of it contained in the Merger Agreement or the failure of any of the conditions set forth in paragraphs (d)(iv), (d)(v) or (d)(vii) of Section 14—"Certain Conditions of the Offer" to this Offer to Purchase.

        In the event of the termination of the Merger Agreement as provided above, written notice thereof will forthwith be given to the other party or parties specifying the provision of the Merger Agreement pursuant to which such termination is made, and the Merger Agreement will become null and void and there will be no liability on the part of Parent, Purchaser or the Company, except (i) as set forth in the Merger Agreement and (ii) nothing will relieve any party from liability for any breach of the Merger Agreement.

        If (i) Parent will have terminated the Merger Agreement pursuant to clause (d), above; (ii) the Company will have terminated the Merger Agreement pursuant to clause (e), above; (iii) (A) Parent will have terminated the Merger Agreement pursuant to clause (b) or (c)(ii) or (c)(iii), above, (B) following the date of the Merger Agreement, but prior to such termination there will have been an Acquisition Proposal Interest, and (C) concurrently with such termination, or within 12 months thereafter, the Company enters into a merger agreement, acquisition agreement or similar agreement (including a letter of intent) with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated; provided, in either case, that such Acquisition Proposal is with the same person (or an affiliate of such person) that made the Acquisition Proposal Interest referred to in clause (B) above, then the Company will pay a termination fee (the "Termination Fee") of $5,250,000 plus an amount equal to the documented, reasonable out-of-pocket expenses incurred by Parent and Purchaser not to exceed $500,000 in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions, which amount will be payable by wire transfer to such account as Parent may designate in writing to the Company in no event later than two business days after (x) the date of such termination if pursuant to clause (d) or clause (e), above, or, (y) the earlier of the execution of an agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal if pursuant to clause (b), (c)(ii) or (c)(iii).

  Tender and Voting Agreements.

        The following summary of certain provisions of the Tender and Voting Agreements is qualified in its entirety by reference to the Tender and Voting Agreements, which are incorporated herein by reference and copies of which have been filed with the SEC as an Exhibit to the Schedule TO. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Tender and Voting Agreements.

        As a condition and inducement to Parent and Purchaser's entering into the Merger Agreement and incurring the liabilities therein, each of the Stockholders, who have voting power and dispositive power with respect to an aggregate of 4,112,903 Shares, representing approximately 72% of the Shares outstanding on July 31, 2002, immediately following the execution and delivery of the Merger Agreement, entered into the Tender and Voting Agreements.

        Each Stockholder has agreed that, prior to the termination of the Tender and Voting Agreement pursuant to its terms, such Stockholder will not (i) transfer, assign, sell, gift-over, pledge or otherwise dispose of, or consent to any of the foregoing ("Transfer"), any or all of the Shares or any right or interest therein; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (iv) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; (v) exercise, or give notice of an intent to exercise, any Options unless the Shares underlying such Options become subject to the Tender and Voting Agreement upon such Option exercise; or (vi) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations under the Tender and Voting Agreement or the transactions contemplated thereby.

        Each Stockholder has irrevocably granted Parent a continuing proxy with respect to the voting of such Shares (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company for which stockholders of the Company would receive consideration per Share equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger and (ii) against any action or agreement which would impede, interfere with or prevent the Merger.

        Subject to the terms and conditions of the Tender and Voting Agreements, each Stockholder has granted to Parent a continuing option (the "Option"), to purchase for cash all, but not less than all, of the Common Stock (including, without limitation, the Shares) beneficially owned or controlled by such Stockholder as of the date of the Tender and Voting Agreements, or beneficially owned or controlled by such Stockholder at any time after the date of the Tender and Voting Agreements (including, without limitation, by way of exercise of options, warrants or other rights to purchase Common Stock of the Company as contemplated by the Tender and Voting Agreements or by way of dividend, distribution, exchange, merger, consolidation, recapitalization, reorganization, stock split, grant of proxy or otherwise) by such Stockholder (as adjusted as set forth in the Tender and Voting Agreements) at a purchase price equal to $19.00 per Share or any higher price that may be paid in the Offer or the Merger. Parent may exercise the Option, in whole or from time to time in part, by notice given to such Stockholder at any time following (x) the failure of such Stockholder to tender the Shares into the Offer no later than the fifth Business Day, following the commencement of the Offer or (y) any withdrawal of such Shares prior to the termination of the Merger Agreement in accordance with the applicable Tender and Voting Agreement. All of the Tender and Voting Agreements, except for the Tender and Voting Agreement with Richard B. DeWolfe, are subject to a termination provision providing that such agreement shall terminate immediately upon the termination of the Merger Agreement.

        Each Stockholder agreed that neither such Stockholder nor any of its representatives will (i) initiate, solicit or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or, in connection with, any Acquisition Proposal, furnish to, any Person (other than Parent or its affiliates or representative) any information or data relating to an Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal.

        Each Stockholder has also agreed with respect to their respective Shares that in the event of a termination of the Tender and Voting Agreements, for a period of twelve months following the date of the Tender and Voting Agreements, such Stockholder will not agree to tender such Shares into any tender offer or vote in favor of or grant any option in connection with an Acquisition Proposal, in any such case pursuant to any agreement ("Subsequent Agreement") that does not provide for termination of such agreement in the event of the termination of any agreement between the Company and any other party relating to an Acquisition Proposal.

        The Tender and Voting Agreements with each Stockholder, other than Richard B. DeWolfe, and all rights and obligations of the parties thereunder, will terminate immediately upon the earlier of (a) the date of the termination of the Merger Agreement in accordance with its terms and (b) the Effective Time. The Tender and Voting Agreement with Richard B. DeWolfe shall terminate immediately upon the earlier of (a) six months following the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time.

        Option Agreement.    In connection with the consummation of the Merger Agreement and the acquisition of the entire equity interest in the Company, Parent and Purchaser have entered into an option agreement (the "Option Agreement") with the Company whereby the Company will grant to Purchaser an irrevocable option to purchase up to that number of newly issued Shares (the "Option Shares") equal to the number of Shares that when added to the number of Shares owned by Purchaser and its affiliates immediately following consummation of the Offer, will constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the Option Shares) for a consideration per Option Share equal to the Offer Price; provided, that the number of Option Shares shall not exceed that number equal to 19.9% of Shares outstanding on the date of the Option Agreement.

        Use of Name Agreements.    In connection with the consummation of the Merger, Parent has entered into use of name agreements (the "Use of Name Agreements") with each of Richard B. DeWolfe, Marcia A. DeWolfe and Patricia Griffin (the "Named Individuals"), members of the DeWolfe family who own rights relating to the DeWolfe name. Under the terms of the Use of Name Agreements, each of the Named Individuals will provide Parent with the exclusive right, for a period of 20 years, to use the DeWolfe name in connection with real estate brokerage, referral and property management, relocation, mortgage brokerage and banking, insurance brokerage and title insurance and escrow services, and the provision of related products and services (collectively, the "Services"). The Use of Name Agreements also restrict each of Richard B. DeWolfe, Marcia A. DeWolfe and Patricia Griffin from, among other things, using, franchising, licensing or co-branding the DeWolfe name, or any variation thereof, with any name or mark of any third party that is involved in any of the Services.

        14.    Certain Conditions of the Offer.

        Conditions of the Offer.    Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any validly tendered Shares if at the Expiration Date:

  (a)
  the Minimum Condition has not been satisfied;
  (b)
  any applicable waiting period under the HSR Act has not expired or been terminated;
  (c)
  the Merger Agreement has been terminated in accordance with its terms; or
  (d)
  any of the following conditions exist:
  (i)
  there is threatened or pending any suit, action or proceeding by any governmental entity against Purchaser, Parent, the Company or any subsidiary of the Company (A) seeking to prohibit or impose any material limitations on Parent's or Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's and its subsidiaries' businesses or assets, taken as a whole, or to compel Parent or Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (B) challenging the acquisition by Parent or Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Transactions, or seeking to obtain from the Company, Parent or Purchaser, by reason of any of the Transactions, any material damages, (C) seeking to impose material limitations on the ability of Purchaser, or render Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (D) seeking to impose material limitations on the ability of Purchaser or Parent to effectively exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (E) which otherwise is reasonably likely to have a Material Adverse Effect;
  (ii)
  there is any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a governmental entity, to the Offer or the Merger, or any other action will be taken by any governmental entity, other than the application to the Offer or the Merger of applicable waiting periods under the HSR Act that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (A) through (E) of paragraph (d)(i) above;

    (iii)
    (A) any of the following has occurred: (1) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, the American Stock Exchange, or the NASDAQ Stock Market for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (2) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (3) a commencement or material worsening of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any terrorist activities, (4) any limitation (whether or not mandatory) by any governmental entity on the extension of credit generally by banks or other financial institutions or (5) a change in general financial, bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans; and (B) such occurrence has had or would reasonably be expected to have a Material Adverse Effect;
    (iv)
    (A) any of the representations and warranties of the Company contained in the Merger Agreement (other than the representations and warranties pertaining to: (i) organization, (ii) subsidiaries, (iii) the capitalization, (iv) the corporate power and authority to enter into the Transactions, (v) the approval of the Company's board of directors, (vi) the vote of two-thirds of the holders of outstanding Shares, (vii) the Company's SEC Reports, (viii) absence of certain changes, (ix) affiliate transactions, (x) the opinion of the Company's financial advisor, and (xi) brokers and finders fees) disregarding all such qualifications and exceptions contained therein using the terms "material" or "Material Adverse Effect" shall not be true and correct in all respects, except for any failures to be true and correct in all respects as would not, taken individually or in the aggregate with any inaccuracies of the other representations and warranties of the Company contained in the Merger Agreement, have or reasonably be expected to have a Material Adverse Effect, (B) any of the representations and warranties of the Company listed above that are not qualified as to Material Adverse Effect shall be true and correct in all respects, or (C) any of the representations and warranties of the Company listed above that are not so qualified by Material Adverse Effect shall not be true and correct in all material respects, in each case as of the Expiration Date as though made on or as of such date (except for representations and warranties that relate to a specific date or time, which need only be true and correct as of such date or time); provided, however, that for purposes of determining whether the condition contained in this clause (iv) shall exist, the term "Material Adverse Effect" shall not include any fact, change, event, effect or circumstance resulting from sales associates or office managers terminating, or giving notice of their intent to terminate, their affiliation with the Company or any of the Company's subsidiaries following the date of the Merger Agreement, but only to the extent that any such termination or notice of termination is the result of actions taken by Parent or Purchaser in connection with meetings with, or announcements or other communications by Parent or Purchaser (whether written or oral) to, such sales associates or office managers following the announcement of the transactions contemplated by the Merger Agreement;
    (v)
    since the date of the Merger Agreement, there has occurred any changes, events or occurrences which have had, which are deemed to have had, or which are reasonably likely to have or constitute, individually or in the aggregate, a Material Adverse Effect; provided, however, that for purposes of determining whether the condition contained in this clause (v) shall exist, the term "Material Adverse Effect" shall not include any fact, change, event, effect or circumstance resulting from sales associates or office managers terminating, or giving notice of their intent to terminate, their affiliation with the Company or any of the Company's subsidiaries following the date of the Merger Agreement, but only to the extent that any such termination or notice of termination is the result of actions taken by Parent or Purchaser in connection with meetings with, or announcements or other communications by, Parent or Purchaser (whether written or oral) to, such sales associates or office managers following the announcement of the transactions contemplated by the Merger Agreement;

    (vi)
    the Company's board of directors or any committee thereof has (A) withdrawn, or modified or changed in a manner adverse to the Transactions, to Parent or to Purchaser (including by amendment of the Schedule 14D-9), its recommendation of the Offer, the Merger Agreement, or the Merger, (B) recommended any Acquisition Proposal, (C) resolved to do any of the foregoing or (D) taken a neutral position or made no recommendation with respect to another proposal or offer (other than by Parent or Purchaser) after a reasonable amount of time (and in no event more than 10 business days following receipt thereof) has elapsed for the Company's board of directors or any committee thereof to review and make a recommendation with respect thereto;
    (vii)
    the Company has breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement;
    (viii)
    Purchaser has failed to receive a certificate executed by each of the Chief Executive Officer and the Chief Financial Officer of the Company, dated as of the Expiration Date of the Offer, to the effect that the conditions set forth in paragraphs (iv), (v) and (vii), above have not occurred;
    (ix)
    all consents, permits and approvals of governmental authorities required by the Merger Agreement will not have been obtained;
    (x)
    any party to the Tender and Voting Agreements other than Purchaser and Parent shall have breached or failed to perform any of its covenants or agreements under either of such agreements or breached any of its representations and warranties in any of such agreements, or any of such agreements shall not be valid, binding and enforceable, except for such breaches or failures or failures to be valid, binding and enforceable that do not materially and adversely affect the benefits expected to be received by Parent and Purchaser under the Merger Agreement or the Tender and Voting Agreements; or
    (xi)
    the Use of Name Agreements have ceased to be in full force and effect other than by reason of any action taken by Parent or Purchaser.

        The foregoing conditions are for the sole benefit of Parent and Purchaser, may be asserted by Parent or Purchaser regardless of the circumstances giving rise to such condition, and may be waived by Parent or Purchaser in whole or in part at any time and from time to time, in each case on or prior to the Expiration Date and in the sole discretion of Parent or Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and, each such right will be deemed an ongoing right which may be asserted at any time and from time to time on or prior to the Expiration Date.

        15.    Certain Legal Matters.

        Except as described in this Section 15, based on information provided by the Company, none of the Company, Purchaser, Parent or Cendant is aware of any license or regulatory permit that appears to be material to the business of the Company that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein. None of the Company, Purchaser, Parent or Cendant is aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required for the acquisition and ownership of the shares by Purchaser as contemplated herein. Should any other approval or other action be required, Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, Purchaser does not presently intend to delay the acceptance for payment of or payment for shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, Purchaser could decline to accept for payment or pay for any shares tendered. See Section 14—"Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

        Massachusetts Law.    In general, Chapter 110F §1 of the MCRL prevents an "interested stockholder" (generally, any person other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that is the owner of 5% or more of the outstanding voting stock of the corporation) from engaging in a "business combination" (defined to include a merger or consolidation and certain other transactions described below) with a Massachusetts corporation for a period of three years following the date that such stockholder became an interested stockholder, unless (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 90% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding, those shares owned by (a) persons who are directors and officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder. The board of directors of the Company has taken all actions necessary to exempt the Merger Agreement and the actions contemplated thereby, including the Offer and the Merger, and by the Tender and Voting Agreements, from the provisions of MCRL Chapter 110F §1, and has agreed not to take any action to affect such exemption.

        State Takeover Laws.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger we believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of state corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in

TLX Acquisition Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December, 1988, a Federal District Court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        Based on information supplied by the Company and the approval of the Merger Agreement, the Tender and Voting Agreements, the Merger and the Offer by the board of directors of the Company, Purchaser does not believe that any state takeover statutes or similar laws purport to apply to the Offer or the Merger. Neither Purchaser nor Parent has currently complied with any state takeover statute or regulation. Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept payment or pay for any Shares tendered pursuant to the Offer.

        Antitrust.    Under the HSR Act, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied.

        A Notification and Report Form with respect to the Offer was filed under the HSR Act on July 9, 2002, and the waiting period with respect to the Offer under the HSR Act expired at 11:59 p.m., New York City time, on August 8, 2002.

        The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as Purchaser's acquisition of shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of shares pursuant to the Offer or otherwise or seeking divestiture of shares acquired by Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Cendant, Parent and Purchaser believe that the acquisition of shares by Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of shares by Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14—"Certain Conditions of the Offer" for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

        In addition to the United States, the antitrust and competition laws of other countries may apply to the Offer and the Merger and additional filings and notifications may be required. Parent and the Company are reviewing whether any such filings are required and intend to make such filings promptly to the extent required. However, Cendant, Parent and Purchaser do not currently believe that any such filing will be required.

        Federal Reserve Board Regulations.    Regulations G, U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer has been structured so as to be in full compliance with the Margin Regulations.

        16.    Fees and Expenses.

        Except as set forth below, none of Purchaser, Parent nor Cendant will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares pursuant to the Offer.

        Parent and Purchaser have retained Mellon Investor Services LLC to act as the Information Agent and Depositary and Credit Suisse First Boston to act as the Dealer Manager in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. Parent and Purchaser have also agreed to reimburse such firms for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities in connection with their services, including certain liabilities under federal securities laws.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, Depository and the Dealer Manager) for making solicitations or recommendations in connection with the Offer. Brokers, dealers, banks and trust companies will be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

        17.    Miscellaneous.

        The Offer is being made to all holders of Shares other than the Company. Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

        Parent and Purchaser have filed with the SEC the Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with the exhibits thereto, furnishing certain additional information with respect to the Offer and may file amendments thereto. In addition, the Company has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Such Schedule and any amendments thereto, including exhibits, may be examined and copies may be obtained in the manner set forth in Section 8 "Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

Timber Acquisition Corporation
August 14, 2002

SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF
CENDANT, PARENT AND PURCHASER

        (1)  CENDANT.    The name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Cendant are set forth below. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, the business address of each such person is c/o Cendant, 9 West 57th Street, New York, New York 10019.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Henry R. Silverman
Mr. Silverman has been President and Chief Executive Officer and a Director of Cendant since December 1997 and Chairman of the Board of Directors and Chairman of the Executive Committee of the Board of Directors since July 28, 1998. Mr. Silverman was Chairman of the Board, Chairman of the Executive Committee and Chief Executive Officer of HFS Incorporated ("HFS") from May 1990 until December 1997. From November 1994 until February 1996, Mr. Silverman also served as Chairman of the Board and Chief Executive Officer of Chartwell Leisure Inc. ("Chartwell").
James E. Buckman
Mr. Buckman has been Vice Chairman of Cendant since November 1998 and General Counsel and a Director of Cendant since December 1997. Mr. Buckman served as Senior Executive Vice President of Cendant from December 1997 until November 1998. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman also serves as a Director and officer of several subsidiaries of Cendant. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a Director of Chartwell. Mr. Buckman also serves as a Director of PHH Corporation, a wholly owned subsidiary of Cendant, which files reports pursuant to the Exchange Act, and FFD Development Company LLC. Mr. Buckman also serves on the Board of Trustees of Fordham University and the Gregorian University Foundation.

Stephen P. Holmes
Mr. Holmes has been Vice Chairman and a Director of Cendant and Chairman and Chief Executive Officer of the Hospitality Division of Cendant since December 1997. Mr. Holmes was Vice Chairman of HFS from September 1996 until December 1997 and was a Director of HFS from June 1994 until December 1997. From July 1990 through September 1996, Mr. Holmes served as Executive Vice President, Treasurer and Chief Financial Officer of HFS. Mr. Holmes also serves as a Director and officer of several subsidiaries of Cendant and as a Director of FFD Development Company LLC. Mr. Holmes is a Director of PHH Corporation, a wholly owned subsidiary of Cendant. Mr. Holmes is also a Director of Avis Europe PLC. Mr. Holmes was a Director of Avis Group Holdings, Inc. from September 1997 until March 1, 2001. Mr. Holmes also serves on the Board of Trustees of Chilton Memorial Hospital in Pompton Plains, New Jersey and on the Board of Directors of the Boys and Girls Club of Morris County, New Jersey.
Kevin M. Sheehan
Mr. Sheehan has been Senior Executive Vice President and Chief Financial Officer of Cendant since March 1, 2001. From August 1999 to February 2001, Mr. Sheehan was President, Corporate and Business Affairs and Chief Financial Officer of Avis Group Holdings, Inc. and a Director of that company since June 1999. From December 1996 to August 1999, Mr. Sheehan was Executive Vice President and Chief Financial Officer of Avis Group Holdings, Inc. He served as Executive Vice President and Chief Financial Officer of Avis Car Rental Services, Inc. from December 1996 until March 1, 2001 and of PHH from June 1999 until March 1, 2001. From September 1996 to September 1997, Mr. Sheehan was a Senior Vice President of HFS. From December 1994 to September 1996, Mr. Sheehan was Chief Financial Officer for STT Video Partners, a joint venture between Time Warner, Telecommunications, Inc., Sega of America and HBO. Prior to joining STT, Mr. Sheehan was with Reliance Group Holdings, Inc., an insurance holding company, and some of its affiliated companies for ten years and was involved with the formation of the Spanish language television network, Telemundo Group, Inc. and from 1991 through 1994 was Senior Vice President, Finance and Controller.

Richard A. Smith
Mr. Smith has been Chairman and Chief Executive Officer of the Real Estate Division of Cendant since December 1997. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Mr. Smith is a Director of Parent. Mr. Smith also serves on the Easter Seals National Board, the Harvard Joint Center for Housing and is a member of Columbus State University's Board of Trustees.
John W. Chidsey
Mr. Chidsey has been Chairman and Chief Executive Officer of the Financial Services Division and Vehicle Services Division since August 2001. From March 2000 to August 2001, Mr. Chidsey was Chief Executive Officer of the Diversified Services Division, including the Individual Membership Segment. Mr. Chidsey was Chief Executive Officer of the Diversified Services Division, excluding the Individual Membership Segment, from January 2000 to March 2000. Mr. Chidsey was Chairman and Chief Executive Officer of the Insurance/Wholesale Division of Cendant from November 1998 to January 2000. From May 1998 to November 1998, Mr. Chidsey was President and Chief Operating Officer of the Alliance Marketing Division of Cendant. From December 1997 to May 1998, Mr. Chidsey was Executive Vice President, Business Development of Cendant. From 1995 to December 1997, Mr. Chidsey was Senior Vice President, Preferred Alliance Services for HFS. Prior to joining HFS, Mr. Chidsey was the Chief Financial Officer at two divisions of PepsiCo, Inc. with responsibilities for international operations. Mr. Chidsey is a Director of Trilegiant Corporation.

Samuel L. Katz
Mr. Katz has been Senior Executive Vice President, Chief Strategic Officer and Chairman and Chief Executive Officer of the Travel Distribution Division of Cendant since January 2001. From January 2001 to July 2001, Mr. Katz was Senior Executive Vice President, Strategic and Business Development and from January 2000 to January 2001, Mr. Katz was Senior Executive Vice President and Chief Executive Officer of the Cendant Internet Group. Mr. Katz was Senior Executive Vice President, Strategic Development of Cendant from July 1999 to January 2000, Executive Vice President, Strategic Development from April 1998 until January 2000, and Senior Vice President, Acquisitions from December 1997 to March 1998. Mr. Katz was Senior Vice President, Acquisitions of HFS from January 1996 to December 1997. From June 1993 to December 1995, Mr. Katz was Vice President of Dickstein Partners Inc., a private investment firm. Mr. Katz is a Director of Go2 Systems Inc., Netgrocer and Trilegiant Corporation.
Thomas D. Christopoul
Mr. Christopoul has been Senior Executive Vice President and Chief Administrative Officer of Cendant since April 2000. From January 2000 to April 2000, Mr. Christopoul was President, Cendant Membership Services. From October 1999 to January 2000, Mr. Christopoul was Executive Vice President, Corporate Services. From April 1998 to October 1999, Mr. Christopoul was Executive Vice President, Human Resources, and from December 1997 until April 1998, Mr. Christopoul was Senior Vice President, Human Resources. Mr. Christopoul was Senior Vice President, Human Resources of HFS from October 1996 until December 1997 and Vice President, Human Resources of HFS from October 1995 until October 1996. He also is Chairman of Advance Ross Corporation, a subsidiary of Cendant.

Tobia Ippolito
Mr. Ippolito has been Executive Vice President and Chief Accounting Officer since April 2001. Prior to that, Mr. Ippolito was Executive Vice President, Finance and Administration of Cendant Internet Group from April 2000 to April 2001, Senior Vice President, Special Projects and Strategic Initiatives from September 1999 to April 2000 and from April 1998 to September 1999, he was Senior Vice President, Finance and Corporate Controller. From December 1997 to April 1998, Mr. Ippolito was Vice President and Corporate Controller of Cendant. From January 1995 to December 1997, Mr. Ippolito was Vice President and Corporate Controller of HFS and from January 1993 to January 1995, Mr. Ippolito was Corporate Controller of HFS. Mr. Ippolito is a Director of Trilegiant Corporation.
Myra J. Biblowit
Ms. Biblowit has been a Director of Cendant since April 2000. Since April 2001, Ms. Biblowit has been President of The Breast Cancer Research Foundation. From July 1997 until March 2001, she served as Vice Dean for External Affairs for the New York University School of Medicine and Senior Vice President of the Mount Sinai-NYU Health System. From June 1991 to June 1997, Ms. Biblowit was Senior Vice President, and Executive Director of the Capital Campaign for the American Museum of National History and prior to that, served as Executive Vice President of the Central Park Conservancy from 1986 to 1991. Ms. Biblowit serves on the Board of Directors of the Women's Forum, the Women's Executive Circle of the UJA Federation, and she is Vice Chairman of the Board of the Historic House Trust of New York City and a Trustee of the Columbia Land Conservancy. Ms. Biblowit is a former Director of Art Spaces and a founding Director of the City Parks Foundation.

The Honorable William S. Cohen
The Honorable William S. Cohen has been a Director of Cendant since January 2001. Since January 2001, Secretary Cohen has been the Chairman and Chief Executive Officer of The Cohen Group, a consulting company. From January 1997 until January 2001, Secretary Cohen served as U.S. Secretary of Defense. From 1979 until January 1997, Secretary Cohen served as the U.S. Senator for the State of Maine. From 1973 until 1979, Secretary Cohen served as a member of the House of Representatives from Maine's Second Congressional District. Secretary Cohen also serves as a Director of Velocity Express Corporation, NASDAQ, Global Crossing, IDT Corporation and Head NV, which file reports pursuant to the Exchange Act.
Leonard S. Coleman
Mr. Coleman has been a Director of the Company since December 1997. Mr. Coleman was a Director of HFS from April 1997 until December 1997. Mr. Coleman is presently Chairman of ARENACO, a subsidiary of the Yankees/Nets, and Senior Advisor to Major League Baseball. Mr. Coleman was President of The National League of Professional Baseball Clubs from 1994-1999, having previously served since 1992 as Executive Director, Market Development of Major League Baseball. Mr. Coleman was a Director of Avis Group Holdings, Inc. from September 1997 until March 1, 2000. Mr. Coleman is a Director of the following corporations which file reports pursuant to the Exchange Act: Owens Corning, The Omnicom Group, New Jersey Resources, H.J. Heinz Company, Radio Unica, Aramark, Churchill Downs Inc. and Electronic Arts. Mr. Coleman is also Chairman of the Jackie Robinson Foundation and a Trustee of the National Urban League and the Children's Defense Fund.

Martin Edelman
Mr. Edelman has been a Director of Cendant since December 1997. Mr. Edelman was a Director of HFS from November 1993 until December 1997. Mr. Edelman has been Of Counsel to Paul, Hastings, Janofsky & Walker, a New York City law firm, since June 2000. Mr. Edelman was a partner with Battle Fowler, which merged with Paul Hastings, Janofsky & Walker, from 1972 through 1993 and from January 1, 1994 until June 2000 was Of Counsel to Battle Fowler. Mr. Edelman is also a partner of Chartwell Hotels Associates, Chartwell Leisure Associates L.P., Chartwell Leisure Associates L.P. II, and of certain of their respective affiliates. Mr. Edelman also serves as a Director of the following corporations that file reports pursuant to the Exchange Act: Capital Trust and Arcadia Realty Trust. Mr. Edelman was Chairman of the Board of Directors of Avis Rent A Car, Inc. from December 1998 until November 1999. Mr. Edelman was a Director of Avis Group Holdings, Inc. from September 1997 until March 1, 2001.
John C. Malone, Ph.D
Dr. Malone has been a Director of the Company since March 2000. Since 1999, Dr. Malone has been Chairman of Liberty Media Group. Prior to serving as Chairman of Liberty Media Group, Dr. Malone was the Chairman (1996-1999), Chief Executive Officer (1994-1999), and President (1994-1997) of Tele-Communications, Inc., Chief Executive Officer (1992-1994) and President (1973-1994) of TCI Communications Inc. Dr. Malone is a Director of Liberty Media Group, The Bank of New York, the CATO Institute, Discovery Communications, Inc., BET Holdings II, Inc., USANi, LLC and United Global Communications, Inc.

Cheryl D. Mills
Ms. Mills has been a Director of the Company since June 2000. Ms. Mills is currently affiliated with New York University. Ms. Mills was previously Senior Vice President for Corporate Policy and Public Programming of Oxygen Media, Inc. From 1997 to 1999, Ms. Mills was Deputy Counsel to President Clinton. From 1993 to 1996, Ms. Mills also served as Associate Counsel to the President, and as Deputy General Counsel of the Clinton/Gore transition Planning Foundation. From 1990 to 1992, Ms. Mills was an associate at the Washington, D.C. law firm of Hogan and Hartson. Ms. Mills currently serves on the Board of the National Partnership for Women and Families, the Board of the Jackie Robinson Foundation, the Board of the Robert F. Kennedy Memorial, the Stanford Law School Board of Visitors and the William J. Clinton Presidential Library Foundation Board of Trustees.
The Rt. Hon. Brian Mulroney, P.C., LL.D
Mr. Mulroney has been a Director of Cendant since December 1997. Mr. Mulroney was a Director of HFS from April 1997 until December 1997. Mr. Mulroney was Prime Minister of Canada from 1984 to 1993 and is currently Senior Partner in the Montreal-based law firm, Ogilvy Renault. He is a Director of the following corporations which file reports pursuant to the Exchange Act: America Online Latin America, Inc., Archer Daniels Midland Company Inc., Barrick Gold Corporation, TrizecHahn Corporation Ltd., Quebecor, Inc. and Quebecor World Inc.[1]

Robert E. Nederlander
Mr. Nederlander has been a Director of the Company since December 1997. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Mr. Nederlander has been President and/or a Director since November 1981 of the Nederlander Organization, Inc., owner and operator of legitimate theaters in the City of New York. Since December 1998, Mr. Nederlander has been a co-managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside the City of New York. Mr. Nederlander has been Chairman of the Board of Riddell Sports Inc. (now known as Varsity Brands) since April 1988 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. From February until June 1992, Mr. Nederlander was also Riddell Sports Inc.'s interim President and Chief Operating Officer. He served as the Managing General Partner of the New York Yankees from August 1990 until December 1991, and has been a limited partner and a Director since 1973. Mr. Nederlander has been President since October 1985 of Nederlander Television and Film Productions, Inc. and was Chairman of the Board and Chief Executive Officer from January 1988 to January 2002 of Mego Financial Corp. Mr. Nederlander was a Director of Mego Mortgage Corp. from September 1996 until June 1998. Mr. Nederlander also served as Chairman of the Board of Allis-Chalmers Corp. from May 1989 to 1993 and as Vice Chairman of Allis-Chalmers Corp. from 1993 through October 1996. He is currently a Director of Allis-Chalmers Corp. In October 1996, Mr. Nederlander became a Director of New Communications, Inc., a publisher of community oriented free circulation newspapers.

Robert W. Pittman
Mr. Pittman has been a Director of Cendant since December 1997. Mr. Pittman was a Director of HFS from July 1994 until December 1997. Until most recently, Mr. Pittman was President and Co-Chief Operating Officer of AOL Time Warner, Inc. From February 1998 until January 2001, Mr. Pittman was President and Chief Operating Officer of America Online, Inc., a provider of internet online services. From October 1996 to February 1998, Mr. Pittman was President and Chief Executive Officer of AOL Networks, a unit of America Online, Inc. From September 1995 through October 1996, Mr. Pittman served as the Chief Executive Officer and Managing Partner of Cendant's subsidiary, Century 21 Real Estate Corporation. From 1990 until September 1995, Mr. Pittman served as President and Chief Executive Officer of Time Warner Enterprises, a business development unit of Time Warner Inc. and, from 1991 to September 1995, additionally, as Chairman and Chief Executive Officer of Six Flags Entertainment Corporation, the parent of Six Flags Theme Parks Inc. Mr. Pittman serves as a director of AOL Time Warner, Inc., which files reports pursuant to the Exchange Act.
Sheli Z. Rosenberg
Ms. Rosenberg has been a Director of Cendant since April 2000. Since January 1, 2000, Ms. Rosenberg has been Vice Chairwoman of Equity Group Investments, Inc., a privately held investment company. From October 1994 to December 1999, Ms. Rosenberg was President and Chief Executive Officer of Equity Group Investments, Inc. Ms. Rosenberg serves as a Director of the following companies which file reports pursuant to the Exchange Act: Anixter International Inc., CVS Corporation, Capital Trust, Dynegy Inc., Manufactured Home Communities, Inc., Equity Residential Properties Trust and Equity Office Property Trust and Ventas. Ms. Rosenberg also currently sits on the Boards of The Chicago Network, National Partnership of Women & Families, Women's Issue Network Foundation and Rush-Presbyterian-St. Luke's Medical Center.

Robert F. Smith
Mr. Smith has been a Director of Cendant since December 1997. Mr. Smith was a Director of HFS from February 1993 until December 1997. From November 1994 until August 1996, Mr. Smith also served as a Director of Chartwell. Mr. Smith is the retired Chairman and Chief Executive Officer of American Express Bank, Ltd. ("AEBL"). He joined AEBL's parent company, the American Express Company, in 1981 as Corporate Treasurer before moving to AEBL and serving as Vice Chairman and Co-Chief Operating Officer and then President prior to becoming Chief Executive Officer. Mr. Smith is currently an equity owner and Senior Managing Director of Car Component Technologies, Inc., an automobile parts remanufacturer, located in Bedford, New Hampshire.

$_$_DATA_CELL,26,1,1 $_$_DATA_CELL,26,1,2

1  Not a U.S. citizen.

        (2)  PARENT.    The name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Parent are set forth below. Unless otherwise indicated, each such person is a citizen of the United States. Unless otherwise indicated, the business address of each such person is c/o NRT Incorporated, 339 Jefferson Road, Parsippany, New Jersey 07054.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
Robert M. Becker
Mr. Becker has been President and Chief Executive Officer of Parent since August 1997. Mr. Becker served as President and Chief Executive Officer of National Realty Trust from May 1997 to August 1997 and President and Chief Executive Officer of Coldwell Banker from May 1996 to May 1997. From 1994 to May 1996, Mr. Becker served as President and Chief Operating Officer of Coldwell Banker Schlott Realtors, a subsidiary of Coldwell Banker Corporation. Mr. Becker served as General Sales Manager of Coldwell Banker Schlott Realtors from February 1990 to 1994 and served in a similar capacity at the predecessor to Coldwell Banker Schlott Realtors from 1980 to February 1990.

Michael R. Good
Mr. Good has been Executive Vice President of Parent since August 1998. Mr. Good was Senior Vice President, Southeastern Region of Parent from August 1997 to August 1998. Mr. Good served as Senior Vice President, Southeastern Region of National Realty Trust from June 1997 to August 1997. Before serving as an officer of National Realty Trust, Mr. Good served as President of Coldwell Banker Corporation's operations in West Central Florida from 1987 to 1997, with the exception of 1991 and 1992, during which he served as Vice President of Coldwell Banker Corporation. Mr. Good has been associated with Coldwell Banker Corporation since 1981 when his real estate brokerage was acquired by Coldwell Banker Corporation.
Kevin R. Greene
Mr. Greene has been Senior Vice President and Chief Financial Officer of Parent since April 2002. Kevin Greene, has been Senior Vice President, Finance Integration of Cendant from February 2002 to April 2002 and Senior Vice President and Controller of Fairfield Resorts, Inc. from April 2001 to February 2002. From November 1996 to February 2002, Mr. Greene was the principal financial officer (under various titles) for the Real Estate Franchise Group of Cendant and its predecessor, HFS, and from May 1995 to November 1996 was Director of Franchise Sales Administration for Coldwell Banker Residential Affiliates, Inc. a subsidiary of Coldwell Banker Corporation.
Thomas J. Freeman
Mr. Freeman has been Senior Vice President of Acquisitions of Parent since January 1998. Mr. Freeman was Vice President of Development of Cendant (and its predecessor, HFS) from May 1996 to January 1998. From September 1991 to May 1996, Mr. Freeman held various positions in the finance department of HFS.
Kenneth D. Hoffert
Mr. Hoffert has been Senior Vice President and General Counsel of Parent since May 2002. Mr. Hoffert was Vice President, Corporate Counsel for Parent from November 1998 to May 2002. Before serving as an officer of Parent, Mr. Hoffert was an associate at the law firm of Reboul, MacMurray, Hewitt, Maynard and Kristol from February 1996 to November 1998, and the law firm of Sullivan & Cromwell from September 1994 to February 1996.

James E. Buckman
Mr. Buckman is a Director of Parent. Mr. Buckman has been Vice Chairman of Cendant since November 1998 and General Counsel and a Director of Cendant since December 1997. Mr. Buckman was a Senior Executive Vice President of Cendant from December 1997 until November 1998. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and was Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman also serves as a Director and officer of several subsidiaries of Cendant. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a Director of Chartwell. Mr. Buckman also serves as a Director of PHH Corporation, a wholly owned subsidiary of Cendant, which files reports pursuant to the Exchange Act, and FFD Development Company LLC. Mr. Buckman also serves on the Board of Trustees of Fordham University and the Gregorian University Foundation.
Richard A. Smith
Mr. Smith has been Executive Vice President and Director of Parent since August 2002. Richard Smith has been Chairman and Chief Executive Officer of the Real Estate Division of Cendant since December 1997. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Mr. Smith is a Director of Parent. Mr. Smith also serves of the Easter Seals National Board, the Harvard Joint Center for Housing and is a member of Columbus State University's Board of Trustees.

        (3)  PURCHASER.    The name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each of the directors and executive officers of Parent are set forth below. Each such person is a citizen of the United States. Unless otherwise indicated, the business address of each such person is c/o NRT Incorporated, 339 Jefferson Road, Parsippany, New Jersey 07054.

Name	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years
James E. Buckman
Mr. Buckman has been an Executive Vice President and a Director of Purchaser since August 2002. Mr. Buckman has been Vice Chairman of Cendant since November 1998 and General Counsel and a Director of Cendant since December 1997. Mr. Buckman served as Senior Executive Vice President of Cendant from December 1997 until November 1998. Mr. Buckman was the Senior Executive Vice President and General Counsel and Assistant Secretary of HFS from May 1997 to December 1997, a Director of HFS since June 1994 and was Executive Vice President, General Counsel and Assistant Secretary of HFS from February 1992 to May 1997. Mr. Buckman also serves as a Director and officer of several subsidiaries of Cendant. From November 1994 to February 1996, Mr. Buckman served as the Executive Vice President, General Counsel and Secretary of Chartwell and until August 1996 he served as a Director of Chartwell. Mr. Buckman also serves as a Director of PHH Corporation, a wholly owned subsidiary of Cendant, which files reports pursuant to the Exchange Act, and FFD Development Company LLC. Mr. Buckman also serves on the Board of Trustees of Fordham University and the Gregorian University Foundation.
Richard A. Smith
Mr. Smith has been Executive Vice President and Director of Purchaser since August 2002. Mr. Smith has been Chairman and Chief Executive Officer of the Real Estate Division of Cendant since December 1997. Mr. Smith was President of the Real Estate Division of HFS from October 1996 to December 1997 and Executive Vice President of Operations for HFS from February 1992 to October 1996. Mr. Smith is a Director of Parent. Mr. Smith also serves on the Easter Seals National Board, the Harvard Joint Center for Housing and is a member of Columbus State University's Board of Trustees.

Eric J. Bock
Mr. Bock has been Executive Vice President and Corporate Secretary since May 2002. Mr. Bock has been Executive Vice President, Law and Corporate Secretary of Cendant since May 2002. Mr. Bock was Senior Vice President, Law and Corporate Secretary of Cendant from May 2000 to April 2002 and Senior Vice President, Law and Assistant Secretary from January 2000 to May 2000. From July 1997 to January 2000, Mr. Bock was Vice President, Legal of Cendant. From 1994 to July 1997, Mr. Bock was associated with the law firm of Skadden, Arps, Slate, Meagher & Flom LLP.

        Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Mellon Investor Services LLC

By Mail:	By Overnight Courier:	By Hand:

Post Office Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	85 Challenger Road Mail Drop-Reorg Ridgefield Park, NJ 07660 Attn: Reorganization Department	120 Broadway, 13th Floor New York, NY 10271 Attn: Reorganization Department
By Facsimile Transmission Eligible Institutions Only: (201) 329-8936
For Confirmation by Telephone: (201) 296-4860

        Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer material may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Mellon Investor Services LLC

44 Wall Street, 7th Floor
New York, NY 10005
Call Toll-Free: (888) 628-0006

The Dealer Manager for the Offer is:

Credit Suisse First Boston Corporation

Eleven Madison Avenue
New York, New York 10010-3629
Call Toll-Free: (800) 881-8320

QuickLinks

TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
THE DEWOLFE COMPANIES, INC. SELECTED CONSOLIDATED FINANCIAL INFORMATION (in thousands, except per share data)
DIRECTORS AND EXECUTIVE OFFICERS OF CENDANT, PARENT AND PURCHASER